UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934
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Filed by a Party other than the Registrant  ☐
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☐	Preliminary Proxy Statement
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☑	Definitive Proxy Statement
☐	Definitive Additional Materials
☐	Soliciting Material Pursuant to § 240.14a-12
OCEANEERING INTERNATIONAL, INC.
(Name of Registrant as Specified in its Charter)
(Name of Person(s) Filing Proxy Statement, if other than the Registrant)
Payment of Filing Fee (Check the appropriate box):
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☐	Fee computed on table in exhibit required by Item 25(b) per Exchange Act Rules 14a-6(i)(1) and 0-11.

OCEANEERING INTERNATIONAL, INC.
5875 N. Sam Houston Pkwy. W., Suite 400, Houston, Texas 77086
March 29, 2024

Dear Fellow Shareholder:
You are cordially invited to attend the 2024 Annual Meeting of Shareholders of Oceaneering International, Inc. The meeting will be held on Friday, May 10, 2024, at 8:30 a.m., Central Daylight Saving Time, at 5875 N. Sam Houston Pkwy. W., Houston, Texas 77086.
On the following pages, you will find the Notice of Annual Meeting of Shareholders and Proxy Statement giving information concerning the matters to be acted on at the meeting. Our Annual Report to Shareholders describing Oceaneering’s operations during the year ended December 31, 2023, is enclosed.
We hope you will be able to attend the meeting. Whether or not you plan to attend, please take the time to vote. In addition to using the enclosed paper proxy card to vote, which you may sign, date and return in the enclosed postage-paid envelope, you may vote your shares via the Internet or by telephone by following the instructions included in this package.
Thank you for your continued interest and investment in Oceaneering.

M. Kevin McEvoy Chair of the Board	Roderick A. Larson President and Chief Executive Officer
Enclosures

Important Notice Regarding the Availability of Proxy Materials
for the Annual Meeting of Shareholders to Be Held on May 10, 2024
The accompanying Proxy Statement and Annual Report are available under the Filings & Reports tab in the Investors section of our website (www.oceaneering.com).
The following information applicable to the Annual Meeting may be found in the Proxy Statement and/or the accompanying proxy card:
•the date, time and location of the meeting;
•a list of the matters intended to be acted on and our recommendations regarding those matters;
•any control/identification numbers that you need to access your proxy card; and
•information about attending the meeting and voting your shares.

OCEANEERING INTERNATIONAL, INC.
5875 N. Sam Houston Pkwy. W., Suite 400, Houston, Texas 77086

NOTICE OF 2024 ANNUAL MEETING OF SHAREHOLDERS
To the Shareholders of Oceaneering International, Inc.:
The Annual Meeting of Shareholders of Oceaneering International, Inc., a Delaware corporation (“Oceaneering”), will be held at 5875 N. Sam Houston Pkwy. W., Houston, Texas 77086, on Friday, May 10, 2024, at 8:30 a.m., Central Daylight Saving Time, (the “Annual Meeting”).
The meeting will be held for the following purposes:
•elect three Class II directors as members of the Board of Directors of Oceaneering to serve until the 2027 Annual Meeting of Shareholders or until a successor has been duly elected and qualified (Proposal 1);
•cast an advisory vote on a resolution to approve the compensation of Oceaneering’s named executive officers (Proposal 2);
•ratify the appointment of Ernst & Young LLP as independent auditors of Oceaneering for the year ending December 31, 2024 (Proposal 3); and
•transact such other business as may properly come before the Annual Meeting of Shareholders or any adjournment or postponement thereof.
The Board of Directors recommends votes in favor of Proposals 1, 2 and 3.
The close of business on March 20, 2024, is the record date for the determination of shareholders entitled to notice of, and to vote at, the meeting or any adjournment thereof.
Our Board welcomes your attendance at the meeting. Whether or not you expect to attend the meeting, please submit a proxy as soon as possible so that your shares can be voted at the meeting. You may submit your proxy by filling in, dating and signing the enclosed proxy card and returning it in the enclosed postage-paid envelope; or you may vote your shares via the Internet or by telephone. Please refer to page 1 of the Proxy Statement and the proxy card for instructions for proxy voting via the Internet or by telephone.

By Order of the Board of Directors,

March 29, 2024	Jennifer F. Simons Senior Vice President, Chief Legal Officer and Secretary

YOUR VOTE IS IMPORTANT!
WHETHER OR NOT YOU PLAN TO ATTEND THE MEETING, PLEASE SUBMIT YOUR PROXY PROMPTLY VIA THE INTERNET OR BY TELEPHONE OR IN THE ENCLOSED POSTAGE-PAID ENVELOPE IN ACCORDANCE WITH INSTRUCTIONS IN THIS PROXY STATEMENT AND ON YOUR PROXY CARD.

OCEANEERING INTERNATIONAL, INC.

PROXY STATEMENT
PROXIES AND VOTING AT THE MEETING
Only holders of record of shares of Oceaneering International, Inc. (“Oceaneering”) common stock, $0.25 par value per share (“Common Stock”) at the close of business on March 20, 2024, will be entitled to notice of, and to vote at, the meeting. As of that date, 101,387,004 shares of our Common Stock were outstanding. Each of those outstanding shares is entitled to one vote at the meeting. For ten days prior to the meeting, a list of shareholders entitled to vote will be available for inspection by any shareholder for any purpose germane to the Annual Meeting at our principal executive offices located at 5875 N. Sam Houston Pkwy. W., Suite 400, Houston, Texas 77086. If you would like to view the shareholder list, please call our Senior Vice President, Chief Legal Officer and Secretary, Jennifer F. Simons, at (713) 329-4500, to schedule an appointment.
We are initially sending this Proxy Statement and the accompanying proxy to our shareholders on or about March 29, 2024. The requirement for a quorum at the meeting is the presence in person or by proxy of holders of a majority of the outstanding shares of Common Stock. There is no provision for cumulative voting.
Solicitation of Proxies
The accompanying proxy is solicited on behalf of our Board of Directors (our “Board”) for use at our Annual Meeting of Shareholders to be held at the time and place set forth in the accompanying notice. We will pay all costs of soliciting proxies. We will solicit proxies primarily by mail. In addition to solicitation by mail, our officers, directors and employees may solicit proxies in person or by telephone, facsimile and electronic transmissions, for which such persons will receive no additional compensation. We have retained Innisfree M&A Incorporated to solicit proxies at a fee estimated at $25,000, plus out-of-pocket expenses. We will reimburse brokerage firms, banks and other custodians, nominees and fiduciaries for their reasonable expenses in forwarding proxy material to beneficial owners of our Common Stock.
The persons named as proxies were designated by our Board and are officers of Oceaneering. All properly executed proxies will be voted (except to the extent that authority to vote has been withheld), and where a choice has been specified by the shareholder as provided in the proxy, the proxy will be voted in accordance with the specification so made. Proxies submitted without specified choices will be voted as follows:
•FOR Proposal 1 to elect the director nominees proposed by our Board;
•FOR Proposal 2 to cast an advisory vote on a resolution to approve the compensation of Oceaneering’s named executive officers; and
•FOR Proposal 3 to ratify the appointment of Ernst & Young LLP as independent auditors of Oceaneering for the year ending December 31, 2024.
Methods of Voting
Voting by Mail – You may sign, date and return your proxy card in the pre-addressed, postage-paid envelope provided. If you return your proxy card without indicating how you want to vote, the designated proxies will vote as set forth above.
Voting by Telephone – If you are a shareholder of record, you may vote by proxy by using the toll-free number listed on your proxy card.
Voting via the Internet – If you are a shareholder of record, you may vote by proxy by using the following Internet address: www.proxyvote.com.
Voting at the Meeting – Shareholders of record may also vote at the Annual Meeting. However, even if you plan to attend the Annual Meeting, we recommend that you also vote by proxy as described in this Proxy Statement, so that your votes will be counted if you do not participate in the meeting.

The telephone and Internet voting procedures are designed to verify your vote through the use of a unique voter control number that is provided on each proxy card. The procedures also allow you to vote your shares and to confirm that your instructions have been properly recorded. Please see your proxy card for specific instructions.
If you hold shares through a brokerage firm, bank or other custodian, you may vote via the Internet or by telephone only if the custodian offers that option.
Revocability of Proxies
If you are a shareholder of record, and you vote by proxy by mail, the Internet or telephone, you may later revoke your proxy instructions by:
•sending a written statement to that effect to our Corporate Secretary at 5875 N. Sam Houston Pkwy. W., Suite 400, Houston, Texas 77086, the mailing address for the executive offices of Oceaneering, provided that we receive the statement before the Annual Meeting;
•submitting a signed proxy card with a date later than the date of the revoked proxy but prior to the Annual Meeting;
•voting by proxy at a later time, but prior to the Annual Meeting, via the Internet or by telephone; or
•voting at the Annual Meeting.
If you have shares held through a brokerage firm, bank or other custodian, and you vote by proxy, you may later revoke your proxy instructions only by informing the custodian in accordance with any procedures it sets forth.
Annual Meeting Admission
Admission to the Annual Meeting is limited to our registered holders and beneficial owners as of the record date and persons holding valid proxies from those shareholders. Admission to our annual meeting requires proof of your stock ownership as of the record date, or a valid proxy signed by the registered holder or beneficial owner, and valid, government-issued photo identification. Security measures may be applied for entry into the meeting. The use of cameras, recording devices, phones and other electronic devices is strictly prohibited.

PROPOSAL 1
ELECTION OF DIRECTORS
Our Restated Certificate of Incorporation divides our Board into three classes, each consisting as nearly as possible of one-third of the members of the whole Board. There are currently three directors in each Class. The members of each class serve for three years following their election, with one class being elected each year. Three Class II directors are to be elected at the 2024 Annual Meeting.
In accordance with our Amended and Restated Bylaws (the “Bylaws”), directors are elected by a plurality of the votes cast. However, our Corporate Governance Guidelines provide that, in an uncontested election of directors, any director nominee who does not receive a “for” vote by a majority of shares present in person or by proxy and entitled to vote and actually voting on the matter shall promptly tender their resignation to the Nominating, Corporate Governance and Sustainability Committee of our Board, subject to acceptance by the Board. The Nominating, Corporate Governance and Sustainability Committee will then make a recommendation to the Board with respect to the director’s resignation and the Board will consider the recommendation and take appropriate action within 120 days from the date of the certification of the election results. Withholding of authority to vote for a director nominee and broker “non-votes” marked on proxy cards will not be counted in the election and will have no effect on the election of directors.
Each Class II director will serve until the 2027 Annual Meeting of Shareholders or until a successor has been duly elected and qualified. The terms of office of the directors in Classes I and III will expire at the Annual Meetings of Shareholders to be held in 2026 and 2025, respectively.
Our Board unanimously recommends a vote FOR election of the nominees for Class II directors named below.
The persons named in the accompanying proxy intend to vote all proxies received in favor of the election of the nominees named below, except in any case where authority to vote for the directors is withheld. Although we have no reason to believe that the nominees will be unable to serve as directors, if any nominee withdraws or otherwise becomes unavailable to serve, the persons named as proxies will vote for any substitute nominee our Board designates.

INFORMATION ABOUT NOMINEES FOR ELECTION AND CONTINUING DIRECTORS
Set forth below is information (ages are as of May 10, 2024) with respect to the nominees for election as Class II directors, Ms. Karen H. Beachy, Ms. Deanna L. Goodwin and Mr. Steven A. Webster, as well as the continuing directors of Oceaneering.
Board Highlights
Our Board believes that effective oversight and advancement of our long-term strategy comes from the contributions of directors with diverse and complementary qualifications, attributes, skills and expertise (“Qualifications”). The Nominating, Corporate Governance and Sustainability Committee establishes and regularly reviews with the Board the Qualifications that it believes are desirable to be represented on our Board to ensure that they align with Oceaneering’s core values and long-term strategy. The Board Skills and Experience Matrix includes a subset of these Qualifications and is summarized below.
The Board endeavors to retain directors with a deep knowledge of Oceaneering and relevant industries as well as attract directors with fresh perspectives. The Nominating, Corporate Governance and Sustainability Committee and the Board believe that the current composition of the Board reflects a group of highly talented individuals with diverse Qualifications best suited to perform oversight responsibilities for Oceaneering and our shareholders and to promote achievement of our long-term strategy.
In addition to the Qualifications highlighted on the Board Skill and Experience Matrix below:
•All members of our Board have been determined to be financially literate.
•Other than Mr. Larson, all members of our Board have been determined to be independent according to the standards of the New York Stock Exchange. In addition, our standing Board committees are entirely comprised of Board members who are not and were not previously employed by or otherwise affiliated with Oceaneering.
•All members of our Board have held executive and board roles with publicly traded companies where they have had significant responsibility driving and overseeing organic and inorganic growth and expansion, strategic plan development, and driving shareholder value.
•Our Board members’ service ranges from less than one to 13 years, with a median tenure of seven years.

Gender Diversity	Racial/Ethnic Diversity	Mix of Ages

Board Skills and Experience
In selecting and defining the Qualifications reflected in the Board Skills and Experience Matrix below, the Board considered how such Qualifications align to its oversight capabilities, critical needs and strategic priorities.
The Board recognizes that its members have at least a deep proficiency in all or nearly all of the identified Qualifications. However, based on a contextual review of the particular roles each director plays on the Board, it identified members as having expertise only if such expertise was gained through experience as a senior executive with direct involvement or significant responsibility over time and/or with high profile and complex matters. As a result, the absence of a selection on the Board Skills and Experience Matrix should not be interpreted as a lack of expertise or contribution as it relates to that skill. The Company benefits greatly from having directors with diverse skill sets who contribute in ways that are beyond the items highlighted on the matrix.

Nominees for Election
Class II Director Positions (2021 – 2024)

Karen H. Beachy Age: 53 Director since: January 2021 Committees: Audit; Compensation
CAREER HIGHLIGHTS
•Think B3 Consulting, LLC, Principal Consultant and Founder (2021 – Present)
•The Alliance Risk Group, LLC (2022 – 2024)
•Black Hills Corporation (2014 – 2020)
•Senior Vice President, Growth and Strategy
•Vice President, Supply Chain
•Director, Supply Chain
•Vectren Corporation (2010 – 2014)
•LG&E Energy Corporation and predecessors LG&E and KU Energy LLC (1995 – 2006)

QUALIFICATIONS
The Board has determined that Ms. Beachy is qualified to serve on our Board based on her extensive experience in corporate strategy implementation, corporate and business development and supply chain management during a career spanning over 25 years, her familiarity with public company governance as an executive officer, thorough knowledge of the natural gas and electric utility businesses and demonstrated ability in stakeholder engagement.

OTHER BOARD DIRECTORSHIPS AND ORGANIZATIONS •Pangaea Logistics Solutions Ltd., Director (2022 – Present)

Deanna L. Goodwin Age: 59 Director since: February 2018 Committees: Audit; Compensation (Chair)
CAREER HIGHLIGHTS
•Technip (2013 – 2017)
•President, North America Region
•Chief Operating Officer, Offshore
•Senior Vice President, Operations Integration
•Veritas DGC, Inc. (1993 – 2008)
•President, Western Hemisphere
•President, Land
•Senior Vice President, Operations
•Vice President, US Land Library
•Chief Financial Officer and Vice President, Land Division
•PricewaterhouseCoopers (predecessor Price Waterhouse) (1987 – 1993)

QUALIFICATIONS
The Board has determined that Ms. Goodwin is qualified to serve on our Board based on her considerable executive experience, particularly with operational and financial management, and service as a director of international public companies. Ms. Goodwin’s significant accounting and auditing background, including over 25 years of experience in the oil and gas products and services industry, and experience as a director of other public companies, allow her to provide valuable contributions to our Board.

OTHER BOARD DIRECTORSHIPS AND ORGANIZATIONS •Kosmos Energy Ltd., Director (2018 – Present) •Arcadis NV, Director (2016 – Present) •Chartered Professional Accountants of Canada, Member

Steven A. Webster Age: 72 Director since: March 2015 Committees: Nominating, Corporate Governance and Sustainability (Chair)
CAREER HIGHLIGHTS
•AEC Partners, L.P., Managing Partner (2018 – present)
•Avista Capital Partners, Managing Partner (2005 – 2018)
•Global Energy Partners, Ltd. (an affiliate of DLJ Merchant Banking and CSFB), Managing Partner (2000 – 2005)
•Carrizo Oil & Gas, Chair and co-founder (1993 – 2019)
•R&B Falcon Corporation and its predecessor Falcon Drilling Company, Chair, CEO, and founder (1988 –1999)

QUALIFICATIONS
The Board has determined that Mr. Webster is qualified to serve on our Board based on his extensive experience in, and knowledge of, the energy industry, his business leadership skills from his tenure as chief executive officer and board chair of publicly traded companies, his over 30-year career in private equity and investment activities, and his experience as a director of a variety of other public and private companies. Mr. Webster has over 35 years of experience in the onshore and offshore oil and gas exploration and production and oilfield services industries.

OTHER BOARD DIRECTORSHIPS AND ORGANIZATIONS
•Callon Petroleum Company and its predecessor Carrizo Oil & Gas, Director (1993 – Present)
•Camden Property Trust, Trust Manager (1993 – Present)
•ERA Group Inc., Director (2013 – 2020)
•Basic Energy Services, Inc., Chair (2000 – 2016)

Continuing Directors

Class I Director Positions (2023 – 2026)

William B. Berry Age: 71 Director since: June 2016 Committees: Compensation
CAREER HIGHLIGHTS
•Continental Resources, Inc., CEO (2020 – 2023)
•ConocoPhillips and its predecessor, Phillips Petroleum Company (1976 – 2008)
•Executive Vice President, Exploration and Production
•Senior Vice President of Exploration and Production, Eurasia-Middle East
•Vice President of Exploration and Production, Eurasia
•Vice President of International Exploration and Production, New Ventures
•China Country Manager

QUALIFICATIONS
The Board has determined that Mr. Berry is qualified to serve on our Board based on his extensive experience in, and knowledge of, the energy industry, his business acumen and leadership skills derived in part from his tenure as an executive officer of a multinational, publicly traded customer of ours, over 35 years in domestic and international exploration and production, and experience as a director of various other public companies. Mr. Berry has significant financial and operational expertise and experience.

OTHER BOARD DIRECTORSHIPS AND ORGANIZATIONS
•Continental Resources, Inc., Director (2014 – 2023)
•Frank’s International N.V., Director (2015 – 2020)
•Teekay Corporation, Director (2012 – 2015)
•Access Midstream Partners, L.P., Director (2013 – 2014)
•Willbros Group, Inc., Director (2008 – 2014)
•Nexen Inc., Director (2008 – 2013)

Jon Erik Reinhardsen Age: 67 Director since: October 2016 Committees: Compensation; Nominating, Corporate Governance and Sustainability
CAREER HIGHLIGHTS
•Petroleum Geo-Services ASA, CEO (2008 – 2017)
•Alcoa Inc., President Growth, Primary Products (2005 – 2008)
•Aker Kvaerner ASA (1983 – 2005)
•Group Executive Vice President of Aker Kværner ASA (operated from Houston)
•Deputy CEO of Aker Kvaerner Oil & Gas (operated from Houston)
•Executive Vice President in Aker Maritime ASA

QUALIFICATIONS
The Board has determined that Mr. Reinhardsen is qualified to serve on our Board based on his extensive experience in, and knowledge of, the subsea oilfield services industry, his involvement with renewable energy, his international perspective and his experience as a director of various other public companies. Including his service on our Board, Mr. Reinhardsen has significant financial and operational expertise and experience spanning over 35 years in engineering-, construction- and energy-related businesses.

OTHER BOARD DIRECTORSHIPS AND ORGANIZATIONS
•Equinor ASA, Chair (2017 – Present)
•Telenor ASA, Director (2014 – 2023)
•Borregaard ASA, Director (2016 – 2018)
•Cameron International Corporation, Director (2009 – 2016)

Reema Poddar Age: 56 Director since: February 2024 Committees: Nominating, Corporate Governance and Sustainability
CAREER HIGHLIGHTS
•Philips, Executive Vice President and General Manager – Diagnostic & Pathway Informatics Business (2022 – 2023)
•OptimEyes.AI, Executive Head of Product Development (2020 – 2022)
•Teradata Corporation (2017 – 2020)
•Executive Vice President & Chief Development Officer
•Executive Vice President & Chief Product & Technology Officer
•Senior Vice President Product Development
•AdFender, Inc., Co-founder (2010), Executive Head of Engineering & Operations (2016 – 2017)
•General Electric (2002 – 2016)
•Executive Vice President, Global Asset Performance Software Products & Services
•Executive Vice President, Global Software & Solutions Head for GE Industry Verticals
•Global Head of Technology & Center head of GE Innovation Center

QUALIFICATIONS
The Board has determined that Ms. Poddar is qualified to serve on our Board based on her extensive global experience in product and technology strategy, development and delivery; accelerating digital transformation; and cybersecurity. Ms. Poddar’s 30-year career includes executive and board roles for public, private, and start-up companies where she developed deep expertise in enterprise risk management and oversaw the full product innovation roadmap from concept development to delivery.

OTHER BOARD DIRECTORSHIPS AND ORGANIZATIONS
•MeridianLink Inc., Director (2021 – Present)
•Accion Labs Group Holdings, Inc., Director (2021 – Present)
•OptimEyes.AI, Director (2021 – Present)
•Corporate Council Board of Advisors to the Dean of UC San Diego Jacobs School of Engineering, Director (2018 – 2020)

Class III Director Positions (2022 – 2025)

Roderick A. Larson, President and Chief Executive Officer Age: 57 Director since: May 2017 Committees: N/A
CAREER HIGHLIGHTS
•Oceaneering (2012 – Present)
•President and CEO
•Chief Operating Officer
•Senior Vice President
•Baker Hughes Incorporated (2007 – 2012)
•President, Latin American Region
•Vice President of Operations, Gulf of Mexico Region

QUALIFICATIONS
The Board has determined that Mr. Larson is qualified to serve on our Board based on his in-depth knowledge regarding our business and the energy industry and his leadership skills, derived from his service as a member of our executive management team; ten years of experience as an independent director for a public company; and over 30 years of experience in the oilfield services industry.

OTHER BOARD DIRECTORSHIPS AND ORGANIZATIONS
•Newpark Resources, Inc., Director (2014 – Present)
•American Petroleum Institute, Director (2017 – Present)
•National Ocean Industries Association, Director (2018 – Present)
•Energy Workforce and Technology Council, Chair (2021)

M. Kevin McEvoy Age: 73 Director since: May 2011 Committees: N/A
CAREER HIGHLIGHTS
•Oceaneering (1979 – 2017)
•CEO
•President
•Chief Operating Officer
•Executive Vice President
•Senior Vice President, Western Region
•U.S. Navy, Diving and Salvage Officer (1972 – 1976)

QUALIFICATIONS
The Board has determined that Mr. McEvoy is qualified to serve on our Board based on his thorough knowledge of Oceaneering and its businesses, which he gained through his years of service in each of our business segments (including three international assignments) and as a member of our executive management team and Board of Directors, as well as through his service as an independent director of a publicly traded company in the construction industry. A U.S. Navy veteran, Mr. McEvoy has over 45 years of experience in offshore, diving and other subsea and marine-related activities, primarily in oilfield-related areas, with significant international exposure.

OTHER BOARD DIRECTORSHIPS AND ORGANIZATIONS •EMCOR Group, Inc. •Independent Lead Director (2018 – Present) •Director (2016 – Present) •National Ocean Industries Association, Past Chairman

Paul B. Murphy, Jr. Age: 64 Director since: August 2012 Committees: Audit (Chair); Nominating, Corporate Governance and Sustainability
CAREER HIGHLIGHTS •Cadence Bank and its predecessors Cadence Bancorporation and Cadence Bank, N.A., CEO (2009 – 2023) •Amegy Bank of Texas, CEO (1990 – 2009)
QUALIFICATIONS
The Board has determined that Mr. Murphy is qualified to serve on our Board based on his considerable experience as an executive officer and director of both privately owned and publicly traded companies, particularly financial institutions. Mr. Murphy’s financial background, including over 40 years of business and entrepreneurial experience in the financial services industry, allows him to provide valuable contributions to our Board. Including his service on our Board, Mr. Murphy has over 25 years of experience as a director of publicly traded companies.

OTHER BOARD DIRECTORSHIPS AND ORGANIZATIONS
•Natural Resource Partners L.P., Director (2018 – Present)
•Cadence Bank, Director (2021 – 2023)
•Amegy Bank of Texas, Director (1994 – 2009)
•Hines REIT, Director (2008 – 2017)
•Houston Branch of the Federal Bank Reserve of Dallas, Director (2009 – 2016)

SECURITY OWNERSHIP OF MANAGEMENT AND CERTAIN BENEFICIAL OWNERS
The following table sets forth the number of shares of Common Stock beneficially owned as of March 20, 2024, by each director and nominee for director, each of the executive officers named in the Summary Compensation Table in this Proxy Statement, and all directors and executive officers as a group. Except as otherwise indicated, each individual named has sole voting and dispositive power with respect to the shares shown.

Name	Number of Shares (1)	Number of Shares Underlying Restricted Stock Units (2)	Total (3)
Karen H. Beachy	22,786	—	22,786
William B. Berry	78,202	—	78,202
Earl F. Childress	36,054	36,373	72,427
Alan R. Curtis	89,129	100,403	189,532
Deanna L. Goodwin	19,899	—	19,899
Roderick A. Larson	339,140	302,046	641,186
Martin J. McDonald	74,301	41,589	115,890
M. Kevin McEvoy	138,530	—	138,530
Paul B. Murphy, Jr.	65,910	—	65,910
Reema Poddar	—	—	—
Jon Erik Reinhardsen	78,202	—	78,202
Jennifer F. Simons	—	83,358	83,358
Steven A. Webster	142,933	—	142,933
All directors and executive officers as a group (20 persons)	1,272,458	716,934	1,989,392
(1)Includes the following share equivalents, which are fully vested but are held in trust pursuant to the Oceaneering Retirement Investment Plan (the “401(k) Plan”), as to which the indicated persons have the right to direct the plan trustee on how to vote: Mr. Curtis – 14,318; and all directors and executive officers as a group – 69,018. At withdrawal, the share equivalents in the 401(k) Plan are to be settled in shares of Common Stock. Also includes the following shares as to which the indicated person has shared voting and dispositive power: Mr. Larson – 310,268. The beneficial ownership of (a) each director and executive officer represents 0.3% or less of the outstanding Common Stock and (b) all directors and executive officers as a group represents 1.3% of the outstanding Common Stock. There are no outstanding stock options held by any of our directors or executive officers.
(2)Includes shares of Common Stock that are represented by restricted stock units of Oceaneering that are credited to the accounts of certain individuals and are subject to vesting. The individuals have no voting or investment power over these restricted stock units.
(3)The indicated shares of Common Stock and Common Stock underlying restricted stock units of (a) each director and executive officer represent 0.6% or less of the outstanding Common Stock and (b) all directors and executive officers as a group represent 2.0% of the outstanding Common Stock.

Listed below are the only persons who, to our knowledge, may be deemed to be beneficial owners as of March 20, 2024, of more than 5% of the outstanding shares of Common Stock. This information is based on beneficial ownership reports filed with the U.S. Securities and Exchange Commission (the “SEC”).

Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership		Percent of Class (1)
BlackRock, Inc. 50 Hudson Yards New York, NY 10001	16,015,288	(2)	15.8%
The Vanguard Group 100 Vanguard Blvd. Malvern, PA 19355	12,461,454	(3)	12.3%
EARNEST Partners, LLC 1180 Peachtree Street NE, Suite 2300 Atlanta, GA 30309	5,166,012	(4)	5.1%
State Street Corporation State Street Financial Center 1 Congress Street, Suite 1 Boston, MA 02114-2016	5,042,866	(5)	5.0%
(1)All percentages are based on the total number of issued and outstanding shares of Common Stock as of March 20, 2024.
(2)The amount beneficially owned of 16,015,288 shares of Common Stock, as shown, is as reported by BlackRock, Inc. in a Schedule 13G/A filed with the SEC on January 22, 2024. The Schedule 13G/A reports that BlackRock, Inc. has sole voting power with respect to 15,777,722 shares and sole dispositive power with respect to 16,015,288 shares. The Schedule 13G/A further reports that: (a) BlackRock Fund Advisors, a subsidiary of BlackRock, Inc., is the beneficial owner of 5% or greater of the Common Stock outstanding; and (b) iShares Core S&P Small-Cap ETF has the power to direct the receipt of dividends from, or the proceeds from the sale of the Common Stock of, 5% or more of the Common Stock outstanding.
(3)The amount beneficially owned of 12,461,454 shares of Common Stock, as shown, is as reported by The Vanguard Group in a Schedule 13G/A filed with the SEC on February 13, 2024. The Schedule 13G/A reports that The Vanguard Group has sole voting power with respect to zero shares, sole dispositive power with respect to 12,177,878 shares, shared voting power with respect to 189,022 shares and shared dispositive power with respect to 283,576 shares.
(4)The amount beneficially owned of 5,166,012 shares of Common Stock, as shown, is as reported by EARNEST Partners, LLC in a Schedule 13G/A filed with the SEC on March 11, 2024. The Schedule 13G/A reports that EARNEST Partners, LLC has sole voting power with respect to 3,005,598 shares and sole dispositive power with respect to 5,166,012 shares.
(5)The amount beneficially owned of 5,042,866 shares of Common Stock, as shown, is as reported by State Street Corporation in a Schedule 13G/A filed with the SEC on January 24, 2024. The Schedule 13G/A reports that State Street Corporation has sole voting power with respect to zero shares, sole dispositive power with respect to zero shares, shared voting power with respect to 4,701,870 shares and shared dispositive power with respect to 5,042,866 shares.

CORPORATE GOVERNANCE
During 2023, our Board held five meetings of the full Board and 15 meetings of committees of the Board. Each of our directors attended at least 75% of the aggregate number of meetings of the Board and meetings of committees of the Board on which they served (during the period of service). All directors are invited to attend all meetings of the committees of the Board. In 2023, no committee meetings were scheduled or held concurrently; as a result, most directors attended most or all of the committee meetings regardless of whether they served on the committees. In addition, we have a policy that directors are encouraged to attend the Annual Meeting. Last year, all of our directors attended our Annual Meeting. In 2023, the nonemployee directors met in regularly scheduled executive sessions without management present, and similar sessions are scheduled for 2024. Under our Corporate Governance Guidelines, the chairs of the Board and Committees chair these executive sessions.
Interested parties may communicate directly with the nonemployee directors by sending a letter to the “Board of Directors (Independent Members)” c/o Corporate Secretary, Oceaneering International, Inc., 5875 N. Sam Houston Pkwy. W., Suite 400, Houston, Texas 77086.
Under rules adopted by the New York Stock Exchange (the “NYSE”), our Board must have a majority of independent directors. The director independence standards of the NYSE require a board determination that an independent director have no material relationship with us and no specific relationships that preclude independence. Our Board considers relevant facts and circumstances in assessing whether a director is independent. Our Board has determined that, with the exception of Mr. Larson, all of our directors currently meet the NYSE independence requirements.
We have three standing committees of our Board, composed as follows:

Director	Audit Committee	Compensation Committee	Nominating, Corporate Governance and Sustainability Committee
Karen H. Beachy	Member	Member
William B. Berry		Member
Deanna L. Goodwin	Member	Chair
Paul B. Murphy, Jr.	Chair		Member
Reema Poddar			Member
Jon Erik Reinhardsen		Member	Member
Steven A. Webster			Chair
Our Board has determined that each member of these committees is independent in accordance with the requirements of the NYSE. Our Board has also determined that each member of the Audit Committee meets the independence requirements that the SEC has established for service on an audit committee.
COMMITTEES OF THE BOARD
Audit Committee
The Audit Committee, which is comprised of directors Murphy (Chair), Beachy and Goodwin, held seven meetings during 2023.
Our Board has determined that Ms. Goodwin and Mr. Murphy are audit committee financial experts and that all members of the Audit Committee are financially literate, as defined in the applicable rules of the SEC and the NYSE. For information relating to the background of each member of the Audit Committee, see the biographical information under “Information about Nominees for Election and Continuing Directors.”
The Audit Committee is appointed by our Board, on the recommendation of the Nominating, Corporate Governance and Sustainability Committee, to assist the Board in its oversight of:
•the integrity of our financial statements;
•our compliance with applicable legal and regulatory requirements;
•the independence, qualifications and performance of our independent auditors;

•the performance of our internal audit functions; and
•the adequacy of our internal control over financial reporting.
Our management is responsible for our internal controls and preparation of our consolidated financial statements. Our independent auditors are responsible for performing an independent audit of the consolidated financial statements and internal controls over financial reporting and issuing reports thereon. The Audit Committee is responsible for overseeing the conduct of these activities and appointing our independent auditors. The Audit Committee operates under a written charter adopted by our Board. As stated above and in the Audit Committee charter, the Audit Committee’s responsibility is one of oversight. The Audit Committee is not providing any expert or special assurance as to Oceaneering’s financial statements or any professional certification as to the independent auditors’ work.
The Audit Committee annually reviews the performance and independence of the independent auditors in deciding whether to retain the current independent auditors or engage a different independent registered public accounting firm for the ensuing year. In the course of these reviews, the Audit Committee considers, among other things, the independent auditors’ general qualifications; historical quality of service provided to us; sufficiency of resources; quality of communication and interaction; and independence, objectivity and professional skepticism. The Audit Committee also considers whether, in order to assure continuing auditor independence, there should be regular rotation of the independent registered public accounting firm acting as our independent auditor, which includes consideration of the advisability and potential impact of selecting a different independent registered public accounting firm.
In discharging its duties, the Audit Committee also reviews and approves the scope of the annual audit, non-audit services to be performed by the independent auditors, and the independent auditors’ audit and non-audit fees; reviews and discusses with management (including the senior internal auditor) the independent auditors’ annual audit of our internal control over financial reporting; recommends to our Board that the audited financial statements be included in the Annual Report on Form 10-K for filing with the SEC; meets independently with our senior compliance and internal audit personnel, independent auditors and management; reviews, among other things, the general scope of our accounting, financial reporting, annual audit and our internal audit programs and matters relating to internal control systems, information technology and cybersecurity, legal and regulatory matters and taxes, as well as the use of any “non-GAAP financial measures” (including environmental, social, and governance measures and metrics) and the results of the annual audit and interim financial statements, auditor independence issues and the adequacy of the Audit Committee charter; and reviews with management and the independent auditors any correspondence with regulators or governmental agencies and any published reports that raise material issues regarding our financial statements or accounting policies.
A copy of the Audit Committee charter is available under the Governance tab in the Investors section of our website (www.oceaneering.com). Any shareholder may obtain a written copy of the charter from us upon request. The report of the Audit Committee is included in this Proxy Statement under the heading “Report of the Audit Committee.”
Compensation Committee
The Compensation Committee, comprised of directors Goodwin (Chair), Beachy, Berry and Reinhardsen, held four meetings during 2023.
The Compensation Committee is appointed by our Board to:
•assist the Board in discharging its responsibilities relating to (1) compensation of our executive officers and nonemployee directors and (2) employee benefit plans and practices; and
•produce or assist management with the preparation of any reports that may be required from time to time by the rules of the NYSE or the SEC to be included in our proxy statements for our annual meetings of shareholders or annual reports on Form 10-K.
Specific duties and responsibilities of the Compensation Committee include:
•overseeing our executive and key employee compensation plans and benefit programs;
•reviewing and approving objectives relevant to the compensation of executives and key employees;

•administering our short-term and long-term incentive plans;
•administering our supplemental executive retirement plan;
•administering our severance, termination and change-of-control arrangements;
•approving employment agreements for key executives;
•reviewing and making recommendations to the Board regarding the directors’ and officers’ indemnification and insurance matters;
•evaluating the performance of executives and key employees, including our Chief Executive Officer;
•recommending to the Board the compensation for the Board and committees of the Board;
•administering the Company’s clawback policy; and
•annually evaluating its own performance and its charter.
On an annual basis, the Compensation Committee engages a recognized executive compensation consulting firm (the “Compensation Consultant”) to assist the Compensation Committee in its administration of compensation for our directors and executive officers. The Compensation Consultant provides to the Compensation Committee a market analysis including total direct compensation (salary, annual incentive bonus and long-term incentive compensation), retirement benefits and perquisites for each of our executive officers and compensation for nonemployee directors among peer group companies and other survey data (see “Compensation Discussion and Analysis – The Role of the Compensation Consultant” in this Proxy Statement). The Compensation Consultant engaged in 2023 was Meridian Compensation Partners, LLC (“Meridian”), which has served in this capacity since 2015.
The Compensation Committee approves the forms and amounts of annual and long-term incentive program compensation for our executive officers and other key employees, and recommends to the Board the forms and amounts of compensation for nonemployee directors.
The Compensation Committee operates under a written charter adopted by our Board. A copy of the Compensation Committee charter is available under the Governance tab in the Investors section of our website (www.oceaneering.com). Any shareholder may obtain a written copy of the charter from us upon request. The report of the Compensation Committee is included in this Proxy Statement under the heading “Report of the Compensation Committee.”
Nominating, Corporate Governance and Sustainability Committee
The Nominating, Corporate Governance and Sustainability Committee (the “Governance & Sustainability Committee”), comprised of directors Webster (Chair), Murphy, and Reinhardsen, held four meetings during 2023. Ms. Poddar was appointed to the Governance and Sustainability Committee in February 2024.
The Governance & Sustainability Committee is appointed by our Board to, among other things:
•consider and recommend to the Board the Qualifications that should be represented on the Board for appropriate oversight and advancement of Oceaneering’s long-term strategy;
•identify individuals qualified to become directors of Oceaneering;
•recommend to our Board candidates to fill vacancies on our Board or to stand for election to the Board by our shareholders;
•recommend to our Board a director to serve as Chair of the Board;
•recommend to our Board committee assignments for directors;
•periodically assess the performance of our Board and its committees;

•periodically review with our Board succession planning with respect to our Chief Executive Officer and other executive officers;
•monitor and advise the Board regarding environmental, corporate social responsibility, sustainability and governance (collectively, “ESG”) matters and have oversight responsibility for Oceaneering’s public reporting on ESG matters;
•monitor emerging issues potentially affecting the reputation of Oceaneering and the industries in which Oceaneering has significant operations;
•monitor and advise the Board regarding public policy issues, including Oceaneering’s political contributions policies and practices and lobbying priorities and activities;
•evaluate related-person transactions in accordance with our policy regarding such transactions; and
•periodically review and assess the adequacy of our corporate governance policies and procedures.
The Governance & Sustainability Committee operates under a written charter adopted by our Board. A copy of this charter and a copy of our Corporate Governance Guidelines are available under the Governance tab in the Investors section of our website (www.oceaneering.com). Any shareholder may obtain a written copy of each of these documents from us upon request.
The Governance & Sustainability Committee solicits ideas for potential Board candidates from a number of sources, including members of our Board and our executive officers. The Committee also relies on and compensates third-party search firms to identify qualified and diverse potential Board candidates who might not be in the networks of members of our Board and our executive officers.
In assessing the Qualifications of all prospective nominees to the Board, the Governance & Sustainability Committee will consider, in addition to criteria set forth in our Bylaws, each nominee’s personal and professional integrity, experience, skills, ability and willingness to devote the time and effort necessary to be an effective board member, and commitment to acting in the best interests of Oceaneering and its shareholders. Consideration also will be given to the Board’s diversity and having an appropriate mix of backgrounds and skills. In that regard, our Corporate Governance Guidelines provide that any search for potential director candidates should consider diversity as to gender, ethnic background, and personal and professional experiences; any initial list of new director candidates developed by the Governance & Sustainability Committee, or by a third-party consultant engaged by or on behalf of the committee, to fill any vacancy in Board membership should include qualified women and minority candidates. It is the sense of the Governance & Sustainability of the Committee that, consistent with shareholder feedback, the Board should reflect at least 30% gender, ethnic, and/or racial diversity.
Shareholder Nominations for Board Candidates
The Governance & Sustainability Committee will also consider nominees recommended by shareholders in accordance with our Bylaws. A shareholder who wishes to recommend a nominee for director should comply with the procedures specified in our Bylaws, as well as applicable securities laws and regulations of the NYSE. The Governance & Sustainability Committee will consider all candidates identified through the processes described above, whether identified by the committee or by a shareholder, and will evaluate each of them on the same basis.
As to each person a shareholder proposes to nominate for election as a director, our Bylaws provide that the nomination notice must:
•include the name, age, business address, residence address (if known) and principal occupation or employment of that person, the number of shares of Common Stock beneficially owned or owned of record by that person and any other information relating to that person that is required to be disclosed under Section 14 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and the related SEC rules and regulations; and
•be accompanied by the written consent of the person to be named in the proxy statement as a nominee and to serve as a director if elected.
The nomination notice must also include, as to that shareholder and any of that shareholder’s “associates” (defined to include (1) any person acting in concert with that shareholder, (2) any person who beneficially owns shares of Common Stock owned of record or beneficially by that shareholder and (3) any person controlling, controlled by or under common control with, directly or indirectly, that shareholder or any person described in the foregoing clause (1) or (2)) on whose behalf the nomination or nominations are being made:
•the name and address of that shareholder, as they appear on our stock records and the name and address of that associate;
•the number of shares of Common Stock which that shareholder and that associate own beneficially or of record;
•a description of any agreement, arrangement or understanding relating to any hedging or other transaction or series of transactions (including any derivative or short position, profit interest, option, hedging transaction or borrowing or lending of shares) that has been entered into or made by that shareholder or that associate, the effect or intent of which is to mitigate loss, manage risk or benefit from share price changes or to increase or decrease the voting power of that shareholder or that associate, in any case with respect to any share of Common Stock;
•a description of all arrangements and understandings between that shareholder or that associate and each proposed nominee of that shareholder and any other person or persons (including their names) pursuant to which the nomination(s) are to be made by that shareholder;
•a representation by that shareholder that they intend to appear in person or by proxy at that meeting to nominate the person(s) named in that nomination notice;
•a representation as to whether that shareholder or that associate, if any, intends, or is part of a group, as Rule 13d-5(b) under the Exchange Act uses that term, which intends, (1) to deliver a proxy statement and/or form of proxy to the holders of shares of Common Stock representing at least 67% of the voting power of the shares of Common Stock entitled to vote in the election of directors in accordance with Exchange Act Rule 14a-19, (2) to otherwise solicit proxies or votes in support of the nomination, or (3) to engage in a solicitation with respect to the nomination and, if so, the name of each participant in such solicitation; and
•any other information relating to that shareholder and that associate that is required to be disclosed under Section 14 of the Exchange Act and the related SEC rules and regulations, in connection with solicitations of proxies for an election of a director.
In addition, the nomination notice must include a representation that the shareholder will notify us in writing of any change in any of the information referenced above as of the record date for the meeting of shareholders to which the nomination relates promptly following the later of that record date or the date notice of that record date is first publicly disclosed. We may require any person a shareholder proposes to nominate for election as a director under the provisions described above to furnish additional written information to determine the eligibility of that person to serve as a director. Unless otherwise required by law, if any shareholder provides a nomination notice pursuant to Exchange Act Rule 14a-19(b) and subsequently either (x) notifies us that such shareholder no longer intends to comply with Exchange Act Rule 14a-19(a)(3) or (y) fails to comply with the requirements of Exchange Act Rule 14a-19(a)(2) or Exchange Act Rule 14a-19(a)(3) (or fails to timely provide reasonable evidence sufficient to satisfy us that such shareholder has met the requirements of Exchange Act Rule 14a-19(a)(3)), then we shall disregard any proxies or votes solicited for such proposed nominees. If any shareholder provides a nomination notice pursuant to Exchange Act Rule 14a-19(b), such nominating shareholder shall deliver to us, not later than five (5) business days prior to the applicable meeting, reasonable evidence that it has met the requirements of Exchange Act Rule 14a-19(a)(3).
To be timely for consideration at our 2025 Annual Meeting, a shareholder’s nomination notice must be received at our principal executive offices, 5875 N. Sam Houston Pkwy. W., Suite 400, Houston, Texas 77086, addressed to our Corporate Secretary, not earlier than November 11, 2024, and not later than the close of business on February 9, 2025.
LEADERSHIP STRUCTURE AND BOARD RISK OVERSIGHT
We currently have a leadership structure that includes separate individuals serving as our Chief Executive Officer and Chair of our Board. Our Board believes this structure is appropriate in the existing circumstances, as Mr. Larson, our President and Chief Executive Officer, and Mr. McEvoy, Chair of our Board, currently serve our company in separate and distinct roles. Our Board believes it is appropriate to retain the flexibility to combine those two positions in the future, should future circumstances result in a situation in which our Board determines that such a combination is appropriate.
The members of each of the Audit Committee, the Compensation Committee and the Governance & Sustainability Committee include only persons whom the Board has affirmatively determined are independent and who are not and were not previously employed by or otherwise affiliated with Oceaneering. None of the chairs of our Board committees serves as chair of more than one of those committees. As discussed above, our Board has determined that all members of the Audit Committee are financially literate and Ms. Goodwin and Mr. Murphy are audit committee financial experts as defined in the applicable rules of the SEC and the NYSE. Although our Board believes the current membership and leadership structure for our Board committees are appropriate in the existing circumstances, our Board also believes it is appropriate to retain the flexibility to change Board committee memberships and leadership structure in the future, should future circumstances warrant such a change in the view of our Board.
The risk oversight role of our Board and its committees is set forth in our Corporate Governance Guidelines and respective committee charters. Our Board and its committees are actively involved in the oversight of risks applicable to Oceaneering through oversight of our enterprise risk management program. Our Board oversees our risks associated with:
•our operations, workforce, markets and strategy;
•compliance and financial matters, and cybersecurity matters, including the current and emerging cybersecurity threat landscape and regulatory updates, with the assistance of the Audit Committee;
•ESG matters, including climate change and sustainability, public policy, our Board and executive officer leadership and succession, conflicts of interest, and more generally with the adequacy of our governance policies and procedures, with the assistance of the Governance & Sustainability Committee; and
•compensation policies and practices for executive officers and key employees, with the assistance of the Compensation Committee.
Our Compensation Committee considers, in establishing and reviewing compensation programs, whether the programs encourage unnecessary or excessive risk-taking. Based on analyses conducted by management and discussed with the Compensation Committee, we do not believe that our compensation programs for our executives and other employees are reasonably likely to have a material adverse effect on us. Our Board believes that the current structure of our Audit Committee (with all members being independent and financially literate and two members being audit committee financial experts), our Governance & Sustainability Committee and our Compensation Committee, provides for an efficient and effective means of overseeing these risks. Our Board believes that the relative levels of experience and independence of our Board members, collectively, support the Board’s ability to effectively oversee these risks.
ENVIRONMENTAL, SOCIAL AND GOVERNANCE MATTERS
Oversight
Our Board, with the assistance of its committees and our executive management team, oversees the development and implementation of our business strategies and matters involving the identification and management of risks, including risks related to long-term sustainability. This oversight is built around our Core Values:
•Do Things Right – We work safely and act with integrity in the best interest of our industry partners, employees and the environment.
•Solve Complex Problems – We provide products and services that work through listening, experience and curiosity.
•Grow Together – We collaborate, respect and support each other so we can reach our full potential.
•Outperform Expectations – We perform with excellence to serve our customers and each other.
•Own the Challenge – We hold ourselves accountable for the promises we make and work we do.

Our Core Values and culture reflect our commitments to safety, diversity and inclusion, human health, the environment, ethical business practices, and responsible corporate citizenship in the communities in which we live and work around the world. In 2023, our Board considered and discussed matters related to our sustainability during each of its regularly scheduled quarterly meetings. These discussions covered, among other things, our strategies for maintaining focus on human health and safety; attracting, diversifying, retaining and developing our human capital resources; establishing and monitoring the performance of our compensation and benefits programs; growing our business in strategic opportunity areas (including in non-energy markets); and expanding sustainable services and products for our customers and other ongoing ESG efforts.
Our Governance & Sustainability Committee has oversight responsibility for sustainability matters that include monitoring and advising the Board with respect to such matters; engaging on topics related to Oceaneering’s sustainability program, climate change and the environment; and overseeing Oceaneering’s public reporting on ESG matters. Our Audit Committee has oversight responsibility for Oceaneering’s financial statements, and therefore reviews the use of any “non-GAAP financial measures,” including ESG and related metrics. Management provides regular updates to the Governance & Sustainability Committee, the Audit Committee and the Board with respect to these matters.
Our Governance & Sustainability Committee:
•reviews our internal compliance with both internally established and externally applicable sustainability codes and principles across all business units;
•reviews our compliance with ESG matters and analyses related to the impacts of environmental and social trends and uncertainties on our business;
•oversees major decisions to specifically assess exposure to, and management of, sustainability-related risks, including climate risk;
•provides input to our executive management team regarding the determination of materiality of sustainability issues for the purposes of public disclosure;
•receives advice from internal and external sources, including our management-level sustainability committee and third-party consultants, and reports regularly to the Board; and
•approves external reporting on ESG matters.
Energy Transition
Today, Oceaneering generates a substantial majority of its revenue from the oil and gas sector. Our outlook, and pace of increasing industry diversification, depends to a large degree on the ongoing demand for oil and natural gas products and services. We consider and rely on information from third-party advisors and sources as well as our own views on the principal drivers of demand for oil and gas. Due to the continuing development of economies in developing countries, substantial projected population growth (particularly in developing countries), and the shortage of other sources of affordable, reliable, scalable and efficient energy, as well as rising worldwide demand for a myriad of products made with petrochemicals, we expect that the need for additional oil and gas exploration and development will continue for decades to come. At the same time, due to increasing concerns about climate change, there is growing demand for cleaner hydrocarbon-based and renewable energy sources.
Our assessment of the current and future demand for oil and gas is continually evolving and includes consideration of the following:
•Economic indicators (e.g., gross domestic product growth, income levels, industrial activity in key economies, changes in global trade);
•Capacities of electricity generation and transmission and petroleum refining;
•Use indicators (e.g., global vehicle fleet, motor vehicle sales (by type), vehicle miles traveled, airline passenger miles);
•Exogenous market influences (e.g., taxes and subsidies, regulatory and other pressures that may impact customer decision-making);

•Competition from potential substitute products;
•Geopolitical trends; and
•Other trends that could affect energy consumption (e.g., consumer preferences and urbanization).
We strive to meet the growing need for lower-carbon energy by assisting customers to reduce their carbon emissions in exploring for, developing and producing oil and natural gas, while also diversifying our business into new strategic growth areas in emerging energy and non-energy markets. We are also committed to reducing our own energy consumption and the greenhouse gas emissions attributable to our operations. In 2023, we announced our 2030 greenhouse gas Scope 1 and Scope 2 emission reduction targets against a 2022 baseline, along with our intended plans to achieve such goals. These goals are made using various underlying assumptions and reflect our current intentions. These goals are subject to change at any time and do not constitute a guarantee that they will be achieved.
ESG Reporting
We share the climate change concerns of our communities and our stakeholders, and we are actively engaged in the energy transition in order to mitigate our environmental impact and enable a lower-carbon future.
We voluntarily disclose key ESG matters and other metrics, consistent with the Sustainability Accounting Standards Board (“SASB”) voluntary disclosure framework and the Task Force on Climate-Related Financial Disclosures guidance. Our annual SASB disclosures and our Task Force on Climate-Related Financial Disclosures (TCFD) Report are available on our website at: www.oceaneering.com under “Sustainability.” Unless specifically stated herein, documents and information on our website are not incorporated by reference into this proxy statement.
COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION
No member of the Compensation Committee has served as one of our officers or employees at any time. None of our executive officers serves as a member of the compensation committee of any other company that has an executive officer serving as a member of our Board. None of our executive officers serves as a member of the board of directors of any other company that has an executive officer serving as a member of our Compensation Committee. None of our directors or executive officers are members of the same family.
CODE OF ETHICS
Our Board adopted a code of ethics that applies to our Chief Executive Officer and senior financial officers, including our Chief Financial Officer, Chief Accounting Officer, Treasurer or Controller, and a code of business conduct and ethics that applies to all our directors, officers and employees. Each is available under the Governance tab in the Investors section of our website (www.oceaneering.com). Any shareholder may obtain a printed copy of these codes from us upon request. Any change in or waiver of these codes of ethics will be disclosed on our website.
DELINQUENT SECTION 16(A) REPORTS
Section 16(a) of the Exchange Act requires our directors, executive officers and persons who own more than 10% of our Common Stock to file with the SEC and the NYSE initial reports of ownership and reports of changes in ownership of Common Stock. Based solely on a review of the copies of such reports filed electronically with the SEC and representations that no other reports were required, we believe that all our directors and executive officers complied on a timely basis with all applicable filing requirements under Section 16(a) of the Exchange Act during 2023, except that Mr. McDonald filed a Form 4 that reported, after the time prescribed, sales of Common Stock by him.

REPORT OF THE AUDIT COMMITTEE
During the year ended December 31, 2023, the Audit Committee of our Board was comprised of the directors named below. Each member of the Audit Committee is an independent director as defined by applicable Securities and Exchange Commission rules and New York Stock Exchange listing standards. The Audit Committee met seven times during the year ended December 31, 2023. The Audit Committee reviewed and discussed with management and Ernst & Young LLP, Oceaneering’s independent registered public accounting firm, all of Oceaneering’s earnings releases in 2023 prior to the public release of those earnings releases. In addition, the chair of the Audit Committee reviewed and discussed with management the interim financial information included in Oceaneering’s quarterly reports on Form 10-Q for the periods ended March 31, 2023, June 30, 2023, and September 30, 2023, prior to their being filed with the Securities and Exchange Commission.
The Audit Committee reviewed and discussed with management and Ernst & Young Oceaneering’s consolidated financial statements for the year ended December 31, 2023. Members of management represented to the Audit Committee that Oceaneering’s consolidated financial statements were prepared in accordance with generally accepted accounting principles. The Audit Committee discussed with Ernst & Young matters required to be discussed under the standards of the Public Company Accounting Oversight Board. The Audit Committee also reviewed and discussed, with management and Ernst & Young, our management’s report and Ernst & Young’s report on internal control over financial reporting in accordance with Section 404 of the Sarbanes-Oxley Act.
Ernst & Young provided to the Audit Committee the written disclosures and the letter required by the applicable requirements of the Public Company Accounting Oversight Board regarding Ernst & Young’s independence, and the Audit Committee discussed with Ernst & Young its independence from Oceaneering. The Audit Committee concluded that Ernst & Young’s provision of non-audit services to Oceaneering and its affiliates is compatible with Ernst & Young’s independence.
Based on the Audit Committee’s discussions with management and Ernst & Young and the Audit Committee’s review of the items referred to above, the Audit Committee recommended to Oceaneering’s Board of Directors that Oceaneering’s audited consolidated financial statements as of and for the year ended December 31, 2023, be included in our Annual Report on Form 10-K for the year ended December 31, 2023, filed with the SEC.

Audit Committee
Paul B. Murphy, Jr., Chair
Karen H. Beachy
Deanna L. Goodwin

PROPOSAL 2
ADVISORY VOTE ON A RESOLUTION TO APPROVE
THE COMPENSATION OF OCEANEERING’S NAMED EXECUTIVE OFFICERS
As required by Section 14A(a)(1) of the Exchange Act, we are providing our shareholders the opportunity to vote to approve, on a non-binding, advisory basis, the compensation of our Named Executive Officers as disclosed in this Proxy Statement.
In setting executive compensation programs, the Compensation Committee of our Board takes into account alignment of the compensation program with achievement of the Company’s short- and long-term strategic plans. In addition, the Compensation Committee assesses each element of base salary, annual incentive bonus, long-term incentive compensation and retirement plan value against a combination of available information from the most recent proxy statements of a peer group of publicly traded companies and survey data from the energy and general industries to assess market competitiveness.
As described in detail under the “Compensation Discussion and Analysis” section of this Proxy Statement below, our compensation program for Named Executive Officers is designed:
•to attract, retain and motivate key executives and to deliver a competitive package that is aligned with our shareholders’ interests, while at the same time avoiding the encouragement of unnecessary or excessive risk taking; and
•to deliver a significant portion of that compensation through variable compensation elements that are tied to key performance objectives. Generally, approximately one-half of the target total direct compensation (annual salary, annual incentives and long-term incentives) of our Named Executive Officers is performance-based.
In 2023, we achieved growth primarily through hiring, training and retaining personnel to meet the dynamic demands of offshore energy operations, continual improvement toward our operational excellence goals, and maintaining many of the cost reduction efforts implemented in prior years. As a result, we delivered positive financial performance and shareholder return resulting in above-target payouts under our 2023 annual bonus program and our 2021 long-term performance unit program.
Notable achievements in 2023 included:
•growing consolidated revenue to $2.4 billion, an increase of 17% over 2022;
•increasing net income to $97 million and consolidated operating income to $181 million, reflecting year-over-year increases of 275% and 64%, respectively;
•improving our gross margin to $399 million in 2023, an increase of 30% over 2022, driven by year-over-year improvements in our Subsea Robotics and Manufactured Products segments;
•achieving a cumulative total shareholder return of 36% for 2023 and 173% for the three-year performance period ended December 31, 2023;
•generating net cash flow from operations of $210 million and ending the year with cash and cash equivalents on our balance sheet of $462 million, while investing $101 million in capital expenditures without drawing on our revolving credit facility;
•reducing our long-term debt to $500 million from $700 million by retiring our 2024 senior notes, using proceeds from our 2023 debt offering together with cash on hand;
•increasing backlog in our Manufactured Products segment to $622 million as of December 31, 2023, from $467 million as of December 31, 2022, an increase of $155 million, or 33%, contributing to a consolidated backlog as of December 31, 2023, of $2.3 billion;
•advancing our ESG commitment, especially in terms of our greenhouse gas emission reduction targets published in our annual Task Force on Climate-Related Financial Disclosures (TCFD) Report, available on our website, and continuing our diversity, equity & inclusion efforts; and

•continuing to advance our innovative robotics, automation and remote-operations solutions to assist our energy and non-energy customers in reducing their carbon footprint and enhance safety and efficiency, including through our Freedom next-generation hybrid (“ROV”) and autonomous underwater vehicle, designed to provide remote subsea inspection, maintenance and repair services, which performed its first commercial project in 2023; our MaxMoverTM autonomous counterbalance forklift, which saw a 266% year-over-year increase in orders; and our autonomous people-mover solutions.

The vote on this resolution is not intended to address any specific element of compensation; rather, the vote relates to the compensation of the Named Executive Officers as described in this Proxy Statement in accordance with the rules of the SEC. As an advisory vote, it is not binding. However, our Compensation Committee, which is responsible for designing and overseeing the administration of our executive compensation program, and our Board will consider the outcome of the vote as an indicator of how well our compensation philosophy and programs align with the interests of our shareholders.
Accordingly, we ask our shareholders to vote on the following resolution:
RESOLVED, that Oceaneering’s shareholders approve, on an advisory basis, the compensation of the Named Executive Officers, as disclosed in Oceaneering’s Proxy Statement for its 2024 Annual Meeting of Shareholders pursuant to the compensation disclosure rules of the Securities and Exchange Commission, including the Compensation Discussion and Analysis, the 2023 Summary Compensation Table and the other compensation-related tables and accompanying narrative disclosures.
In accordance with our Bylaws, the adoption of this proposal requires the affirmative vote of a majority of the shares of Common Stock present in person or by proxy and entitled to vote on the proposal at the 2024 Annual Meeting of Shareholders. Because abstentions are counted as present for purposes of the vote on this proposal, but are not votes “FOR” this proposal, they have the same effect as votes “AGAINST” this proposal. Broker “non-votes” will have no effect on this vote.
Our Board unanimously recommends a vote FOR the approval of the compensation of our Named Executive Officers as disclosed in this Proxy Statement.
The persons named in the accompanying proxy intend to vote such proxy FOR approval of the compensation of our Named Executive Officers unless a choice is set forth therein or unless an abstention or broker “non-vote” is indicated therein.

COMPENSATION DISCUSSION AND ANALYSIS
The following discussion and analysis contains statements regarding future individual and company performance goals and measures. These goals and measures are disclosed in the limited context of Oceaneering’s compensation programs and should not be understood to be statements of management’s expectations or estimates of results or other guidance. Oceaneering cautions investors not to apply these statements to other contexts.
The following Compensation Discussion and Analysis, or “CD&A,” provides information regarding the compensation programs in place for our Chief Executive Officer, Chief Financial Officer, and three other most highly compensated executive officers during 2023. We refer to these individuals in this Proxy Statement as the “Named Executive Officers.” This CD&A also includes information regarding, among other things, the objectives of our compensation program, the achievements that the compensation program is designed to reward, the elements of the compensation program (including the reasons why we employ each element and how we determine amounts paid) and how each element fits into our overall compensation objectives. As used in this CD&A, references to the “Committee” mean the Compensation Committee of our Board.
Executive Summary
Our executive compensation program is designed to attract, retain and motivate key executives and to deliver a competitive package to our executive officers that is aligned with our shareholders’ interests. When considering our program, we believe it is important to note:
•the primary components of our compensation program consist of annual base salary, annual incentives, long-term incentives and retirement plans that are designed in the aggregate to provide opportunity that is competitive with the 50th percentile of a peer group and survey data identified by the Compensation Consultant as described in “— The Role of the Compensation Consultant” below;
•a significant portion of the program is delivered through variable compensation elements that require achievement of certain key performance indicators, such that approximately one-half of the target total direct compensation (annual salary and annual and long-term incentives at target levels) is performance-based;
•a significant portion of the program is delivered through restricted stock units or otherwise tied to the performance of the Company’s Common Stock, such that executives are incentivized toward achievement of shareholder returns;
•through 2023, we intensified our focus on growth and hiring, training and retaining, leveraging our operational excellence programs, while continuing to focus on health, safety and environmental impacts in our operations, with results including:
–maintaining our strong focus on health and safety, particularly on life-saving rules, high-hazard tasks and engineered solutions;
–growing consolidated revenue 17% to $2.4 billion and achieving improvements, compared to 2022, of 275% in net income, 64% in operating income and 30% in gross margin, with a consequent increase of $56 million or 24% in Adjusted EBITDA for 2023 (as defined in our annual and long-term incentive programs);
–achieving a total shareholder return of 36% for 2023 and 173% for the three-year performance period ended December 31, 2023;
–maintaining strong liquidity by reducing our long-term debt from $700 million to $500 million, while retaining cash and cash equivalents on our balance sheet of $462 million and increasing capital investment 24% year over year, without drawing on our revolving credit facility;
–advancing our ESG commitment, especially in terms of our greenhouse gas emission reduction targets published in our annual Task Force on Climate-Related Financial Disclosures (TCFD) Report, available on our website, and continuing our diversity, equity & inclusion efforts; and

–continuing to advance our innovative robotics, automation and remote-operations solutions to assist our energy and non-energy customers in reducing their carbon footprint and enhance safety and efficiency.

To assist the Committee in setting compensation of the Named Executive Officers for 2023, the Compensation Consultant as described in “— The Role of the Compensation Consultant” below assessed the competitiveness of Oceaneering’s executive compensation program relative to industry benchmarks, and the alignment of that program with Oceaneering’s compensation philosophy and objectives, and advised that:
•certain changes to the peer group were recommended for use by the Committee in setting the compensation of the Named Executive Officers (see “— Compensation Peer Group” below);
•amounts realized from our executive compensation program were generally aligned with Oceaneering’s performance; and
•our mix of salary, bonus and long-term incentives for Named Executive Officers aligns closely with our peers.
Compensation Philosophy and Objectives
Our executive compensation program is designed to attract and retain key executives, motivate them to achieve our short-term and long-term objectives without exposing us to excessive or unnecessary risk, and reward them for superior performance. We use several different compensation elements in the executive compensation program that are geared to both our short-term and long-term performance. The following principles influence the design and administration of our executive compensation program.
Compensation Should Be Related to Performance
The Committee and our Board believe that a significant portion of an executive officer’s direct compensation should be tied to overall company performance and measured against financial goals and other performance-based objectives.
Under the performance-based portions of our compensation arrangements, our basic philosophy is that, in the absence of special circumstances, Named Executive Officers should be paid more than the target awards in years when performance is better than the objectives established for the relevant performance period, and should be paid less than target when our performance does not meet planned objectives.
Compensation Programs Should Motivate Executives to Remain with Us
We believe that there is significant value to our shareholders when our executive officers remain with our company over time, because our business success and growth depend on leadership by executives with a keen understanding of our services and products and the markets we serve, and by executives who develop and maintain strong customer relationships over time. Also, value is built by executives who understand the unique business and technical aspects of our industry. For these reasons, our executive compensation arrangements are comprised of long-term incentive compensation arrangements, including awards that vest over several years. In addition, to promote long-term retention, we provide our executive officers with incentives to remain focused on their duties in the event of any change of control, including some financial security in the event of a change of control. We also provide for long-term benefits through retirement plans (see “— Executive Compensation Components — Post-Employment Compensation Programs” below).
Incentive Compensation Should Represent a Significant Part of an Executive’s Total Direct Compensation
We believe that the portion of an executive officer’s total compensation that varies with our overall performance objectives should increase as the scope and level of the individual’s business responsibilities and role in the organization increase. We believe that approximately one-half of the target total direct compensation (the sum of annual base salary and annual incentive bonus and long-term incentive compensation at target levels) of our executive officers should be at risk against short- and long-term performance goals, and our Chief Executive Officer should be subject to a greater amount of such risk than other executive officers.

Incentive Compensation Should Balance Short-Term and Long-Term Performance
We strive to maintain an executive compensation program that balances short-term (annual) results and long-term results. To reinforce the importance of this balance, we regularly provide our executive officers both annual and long-term incentives. We believe we should avoid disproportionately large short-term (annual) incentives that could encourage our executive officers to take excessive and unnecessary risks. The value for participants in our long-term incentive programs generally increases at higher levels of responsibility, as executives in these leadership roles have the greatest influence on our strategic direction and results over time.
The Committee’s approach to long-term incentives is to make both service- and performance-based awards to our executive officers and other key employees. The service-based awards have consisted of restricted stock units, and the performance-based awards have consisted of performance units. The long-term incentive awards are scheduled to vest in full on the third anniversary of the award date, subject to earlier vesting as described below under “— Executive Compensation Components — Long-Term Incentive Compensation.” The Committee believes that the total target value of long-term incentive compensation of the Named Executive Officers should be divided equally between performance-based awards and service-based awards. For this purpose, the Committee assumes a value for restricted stock units based on the grant date value computed in accordance with the Financial Accounting Standards Board’s Accounting Standards Codification Topic 718 – Stock Compensation (“FASB ASC Topic 718”) and performance units based on the value at target of $100 per unit. The Committee believes that this approach promotes our philosophy of rewarding executives for growing shareholder value over time. Upon vesting, settlement of the restricted stock units are made in shares of our Common Stock, with some shares withheld to satisfy tax withholding requirements. Upon vesting, the value of the performance units are paid in cash.
Compensation Levels Should Be Competitive
To attract and retain top talent required to achieve our long-term strategy, the Committee believes total direct compensation and retirement plans must be competitive. As described in “— The Role of the Compensation Consultant” below, the Committee assesses total direct compensation (base salary, annual incentive bonus, long-term incentive compensation) and retirement plan values individually and collectively against a combination of industry survey data and information from the most recent proxy statements and other public disclosures of a peer group of publicly traded companies.
The Role of the Compensation Committee
The Committee has the primary authority to establish compensation for the Named Executive Officers and other key employees and administers all our executive compensation programs and agreements. The Committee annually reviews corporate goals and objectives and sets the compensation levels for our executive officers based on the Committee’s evaluation. Our Chief Executive Officer assists the Committee by providing annual recommendations regarding the compensation of our executive officers and other key employees, excluding himself. The Committee can exercise its discretion in modifying or accepting these recommendations. The Chief Executive Officer, Chief Human Resources Officer, and Chief Legal Officer attend Committee meetings. However, the Committee also meets in executive session without members of management present.
The Committee reviews comparative compensation information compiled by a compensation consultant as described in “— The Role of the Compensation Consultant” below; however, the Committee does not base its decisions on targeting compensation to specific benchmarks. Comparative compensation is one factor used by the Committee in making its compensation decisions. Overall, our compensation program for the Named Executive Officers is intended to create a total compensation opportunity that, on average, is competitive with the 50th percentile of a peer group and survey data identified by the Compensation Consultant, as discussed in “— Compensation Benchmarking” below. For additional information regarding the role and responsibility of the Committee, please see “Committees of the Board — Compensation Committee” above.
Impact of 2023 Say-on-Pay Vote on Executive Compensation
In approving the 2024 compensation of the Named Executive Officers, the Committee reviewed the vote on the say-on-pay proposal at the 2023 Annual Meeting of Shareholders. Approximately 93% of the votes cast on the say-on-pay proposal at that meeting were voted in favor of the proposal. The Committee believes this affirms shareholders’ support of Oceaneering’s approach to executive compensation. Accordingly, the Committee did not adopt any specific changes based on the vote.

The Committee will continue to consider the outcome of Oceaneering’s say-on-pay votes when making future compensation decisions for named executive officers. The Committee expects to continue to hold say-on-pay votes every year, which is consistent with the votes cast by shareholders at the 2023 Annual Meeting regarding the frequency of such votes.
The Role of the Compensation Consultant
The Committee has the authority to engage a compensation consultant, legal counsel and other advisors, in its discretion, to assist the Committee in the discharge of its duties and responsibilities. As noted in “Committees of the Board — Compensation Committee” above, for the current compensation cycle, the Committee continued to retain Meridian as the Compensation Consultant to:
•review the peer group of companies used for comparison purposes in the preceding year and assess the peer group’s continued validity;
•conduct a review of the competitiveness of our total direct compensation, retirement benefits and perquisites of the Named Executive Officers and other key employees, relative to data disclosed in proxy statements and other filings with the SEC by the peer group of companies and survey data;
•conduct a pay-for-performance analysis to assess the alignment of amounts realized from our executive compensation program and performance for Oceaneering and the peer group of companies identified;
•assess Oceaneering’s incentive structure for executive officers and the alignment of that structure with Oceaneering’s compensation philosophy and objectives;
•assess Oceaneering’s compensation for nonemployee directors relative to market practices, including the compensation programs of a peer group of companies; and
•assist the Committee in its duties with respect to the compensation of our executives, other key employees and nonemployee directors.
The Committee has engaged Meridian since 2015 to provide similar assistance to the Committee with respect to the compensation of our executive officers and nonemployee directors. The decision to engage the Compensation Consultant and approval of its compensation and other terms of engagement were made by the Committee without reliance on any recommendation of management. The Compensation Consultant’s only work for Oceaneering for the current compensation cycle, as in prior cycles, was at the direction of the Committee. The Committee considered this and other factors in its recent assessment of the independence of the Compensation Consultant and concluded that the Compensation Consultant’s work for the Committee does not raise any conflict of interest.
Compensation Peer Group

The Compensation Consultant assessed the peer group of companies used for comparison purposes in the prior year’s review to recommend any changes for purposes of determining the 2023 compensation of the Named Executive Officers (the “Compensation Peer Group”) and replaced Exterran Corporation, which was acquired, with Noble Corporation.
The companies included in the Compensation Peer Group were approved for inclusion by the Committee primarily due to: their operational focus broadly in comparable industries, notably the oilfield services industry; their comparable size (typically 0.3 to 3.0 times Oceaneering’s annual revenue and enterprise value); and the belief that we compete with these companies for talent and for shareholder investment. The companies (besides Oceaneering) comprising the Compensation Peer Group, for purposes of determining the 2023 compensation of the Named Executive Officers, were:

ChampionX Corporation	Flowserve Corporation	NOW, Inc.
Chart Industries, Inc.	Helix Energy Solutions Group, Inc.	Oil States International, Inc.
Dril-Quip, Inc.	Helmerich & Payne, Inc.	Transocean Ltd.
Expro Group Holdings N.V.	Noble Corporation	Weatherford International plc

As of October 2022 when the analysis was completed, Oceaneering was positioned slightly above the median of the Compensation Peer Group in terms of revenue and between the 25th percentile and the median of the Compensation Peer Group in terms of enterprise value.
As in prior years, the Compensation Consultant also analyzed survey data beyond the Compensation Peer Group for the Committee’s consideration. For 2023, the survey data were obtained from the Equilar Top 25 Survey (the “Compensation Survey Data”), representing a custom group of energy-related and manufacturing companies of comparable size in terms of revenue and enterprise value. As of October 2022 when the analysis was completed, Oceaneering was positioned near the 50th percentile for revenue and near the 25th percentile for enterprise value.
Compensation Benchmarking
The Compensation Consultant conducted a market analysis of Oceaneering’s executive compensation levels and the components of such compensation relative to the Compensation Survey Data and Compensation Peer Group disclosure data (discussed in “— The Role of the Compensation Consultant” above). In its analysis, the Compensation Consultant identified the 25th, 50th and 75th percentiles for each of our executive officers based on position and pay rank, considering base salary and target values for annual bonus and long-term incentive compensation, individually and in the aggregate. The Compensation Consultant identified these percentiles from (1) information disclosed in relevant filings with the SEC by the companies comprising the Compensation Peer Group and (2) the Compensation Survey Data. The Compensation Consultant provided this and other information to the Committee at the Committee’s regularly scheduled meetings in the fourth quarter of 2022 and first quarter of 2023 to assist with the establishment of 2023 compensation. The Committee considers the Compensation Consultant’s analysis as part of the Committee’s process in seeking to establish and maintain target total compensation that is competitive.
Pay for Performance
A significant portion of the total direct compensation of our Named Executive Officers is delivered through variable compensation elements that are tied to financial performance goals in our annual cash bonus and long-term performance unit programs, as well as shareholder return and safety objectives. For 2023, the target total direct compensation of the Named Executive Officers that was at risk against short- and long-term performance goals was 52% for Mr. Larson, our Chief Executive Officer, and between 44% and 48% for each of the other Named Executive Officers (see “— Executive Compensation Components” under the headings “Annual Incentive Awards Paid in Cash” and “Long-Term Incentive Compensation” below). The financial performance measures employed since 2019 in our annual incentive programs have been Adjusted EBITDA and Free Cash Flow, and in our long-term incentive programs have been cumulative Adjusted EBITDA and Relative TSR (each as defined below).
In 2023, we achieved growth primarily through hiring, training and retaining personnel to meet the dynamic demands of offshore energy operations, continual improvement toward our operational excellence goals, and maintaining many of the cost reduction efforts implemented in prior years. As a result, we delivered positive financial performance and shareholder return resulting in above-target payouts under our 2023 annual bonus program and our 2021 long-term performance unit program and amounts realized by our Named Executive Officers for 2023 under our performance-based incentive programs. In particular:
•our Adjusted EBITDA improved to $289 million in 2023 versus $233 million in 2022;
•our Free Cash Flow improved to $109 million in 2023 versus $40 million in 2022;
•we generated positive TSR (as defined below under “— Executive Compensation Components — Long-Term Incentive Compensation — 2021-2023 Performance Units”) of 173% over a three-year time period; and
•Adjusted EBITDA and TSR improved year over year since 2021 (the performance period under our 2021 long-term incentive program).
For more information about TSR and Adjusted EBITDA during such performance period, see “— Pay vs. Performance” below.

These results generated a payout of 107% of target for our 2023 annual bonus program for our Named Executive Officers, and a payout of 162% of target overall for our 2021-2023 Performance Units. Our historical payouts for each of these plans are summarized below.

Historical Payout - Bonus
200%
180%
160%
140%
120%
100%
80%
60%
40%
20%
0%
2015
2016
2017
2018
2019
2020
2021
2022
2023

Historical Payout - Performance Units
200%
180%
160%
140%
120%
100%
80%
60%
40%
20%
0%
2015-2017
2016-2018
2017-2019
2018-2020
2019-2021
2020-2022
2021-2023

Executive Compensation Components
For 2023, the primary components of our compensation program for Named Executive Officers were:
•annual base salary;
•annual incentive awards paid in cash;
•long-term incentive awards comprised of restricted stock units and performance units; and
•retirement benefits (which comprised a relatively small percentage of compensation).
The Compensation Consultant found that the mix of direct compensation components (base salary and annual and long-term incentive awards at target) for the Named Executive Officers was aligned with compensation peer group practices, with long-term incentives comprising on average at least half of the executives’ target total direct compensation. These components for our CEO and peer company CEOs are shown below.

Annual Base Salary
The Committee considers base salary levels on an annual basis, generally in late February or early March, as well as upon a promotion or significant change in job responsibility. Each year, our Chief Executive Officer recommends base salaries for the other executive officers based on historical levels of base salaries and general market movement, with adjustments he deems appropriate based on such factors and the overall performance of the executive officer, including a review of relevant individual and operational or functional group contributions and performance, over the past year. In reviewing the Chief Executive Officer’s recommendations and in deciding base salaries for all executive officers, the Committee considers each officer’s level of responsibility, experience, tenure, performance and the comparative compensation information provided by the Compensation Consultant. The Committee’s evaluation of each executive officer also takes into account an evaluation of Oceaneering’s overall performance. In light of the above considerations, in February 2023, the Committee approved salary increases, effective January 1, 2023, of 5% for Mr. Larson, 6% for Mr. Curtis, and 3% for each of Messrs. McDonald and Childress. Ms. Simons’ salary was set by the Committee effective upon her hire date of January 1, 2023.
Annual Incentive Awards Paid in Cash
In late February or early March of each year, the Committee approves a performance-based annual cash bonus award program (the “Annual Cash Bonus Program”) under our shareholder-approved incentive plan for executive officers and certain other employees (our “Incentive Plan”). Around that time, the Committee also approves the final bonus amounts payable under the Annual Cash Bonus Program for the immediately preceding year.
In February 2023, the Committee approved the Annual Cash Bonus Program for 2023. For each Named Executive Officer, the bonus opportunity was measured by 2023 Adjusted EBITDA, 2023 Free Cash Flow, and safety and environmental goals for calendar year 2023, as follows:

Performance Measures	Weight	Definition
Adjusted EBITDA	60%
Consolidated net income (loss) before interest, taxes, depreciation and amortization for the year, adjusted to remove the net impact of the following for such year: foreign currency gains and losses; sales of fixed assets and investments resulting in gains or losses; impairments of long-lived assets; write-downs and/or write-offs of assets; corporate restructuring expenses; and other unusual items; in each case, as may be approved by the Committee (“2023 Adjusted EBITDA ”).

Free Cash Flow	25%
Net cash provided by Oceaneering’s operating activities less purchases of property and equipment for such year (i.e., organic capital expenditures, which exclude those incurred in business acquisitions) (“2023 Free Cash Flow”).

Safety	10%	Verification of safety-critical controls, the elimination of hazards through engineered improvements and the implementation of safety-related corrective actions and process improvements.
Environmental	5%	Activities to plan for and achieve reduction of greenhouse gas emissions.
The cash payout opportunity under the program for each Named Executive Officer was a specified percentage of their 2023 base salary, adjusted for the attainment of program goals as described below.
As recommended by our Chief Executive Officer and approved by the Committee in February 2023, the plan amount for our 2023 Adjusted EBITDA was $285 million and for our 2023 Free Cash Flow was $100 million, which reflected our forecast assumptions of expected demand and stable-to-improving pricing for our services and products, the timing of cash payments related to certain projects and the achievement of operational and cost improvements in 2023. The target bonus opportunity was payable upon achievement of our plan amount. The executive officers in the Annual Cash Bonus Program for 2023 and their respective target awards, each as a percentage of base salary, included:

Name	Target Bonus Award (as a Percentage of Base Salary)
Roderick A. Larson	125%
Alan R. Curtis	80%
Jennifer F. Simons	75%
Martin J. McDonald	70%
Earl F. Childress	65%
In 2023, the Annual Cash Bonus Program participation levels for our Named Executive Officers, in each case as a percentage of base salary, were unchanged from 2022 (except for Mr. Curtis, whose participation level increased from 75% to 80% effective January 1, 2023) and were consistent with the levels approved for our Named Executive Officers in previous years. Ms. Simons’ participation level was set by the Committee effective upon her hire date of January 1, 2023.
The table below notes the percentages of the Adjusted EBITDA and Free Cash Flow components of a Named Executive Officer’s target award payable under the Annual Cash Bonus Program for the percentages of target 2023 Adjusted EBITDA and 2023 Free Cash Flow achieved, with interpolation between the performance levels shown. The Committee has the discretion to award an amount other than that calculated but did not exercise such discretion this year.

Performance Level	2023 Adjusted EBITDA ($)	2023 Free Cash Flow ($)	% of 2023 Adjusted EBITDA Target	% of 2023 Free Cash Flow Target	% of Target Payout
Gate	$192,000,000	—	67%	—%	—%
Threshold	$200,000,000	$50,000,000	70%	50%	25%
Target (Plan)	$285,000,000	$100,000,000	100%	100%	100%
Maximum	$335,000,000	$180,000,000	118%	180%	200%
In addition, assuming attainment of 2023 Adjusted EBITDA at the Gate level or higher, each Named Executive Officer would have been eligible to receive a bonus payment for the attainment of specified safety goals, up to a maximum payout of 130% of the safety goal target payout for such attainment, and for the attainment of specified environmental goals, up to a maximum of payout 100% of the environmental goal target payout for such attainment.
In February 2024, the Committee determined the achievement of goals and approved final bonus amounts payable to the Named Executive Officers under the Annual Cash Bonus Program for 2023 as follows, reflecting the attainment of $289 million of 2023 Adjusted EBITDA, or 101% of the target, and $109 million of 2023 Free Cash Flow, or 109% of the target:

2023 Annual Cash Bonus Program	% of 2023 Adjusted EBITDA Target	% of 2023 Free Cash Flow Target	% of 2023 Safety Target	% of 2023 Environmental Target	% of 2023 Overall Target
Performance	101%	109%	96%	90%	—
Payout	108%	112%	96%	90%	107%
Long-Term Incentive Compensation
Each year since 2006, the Committee has used service-based awards of restricted stock units, which are settled in shares of our Common Stock, and performance-based awards of performance units, which are paid (to the extent earned) in cash, as employee compensation elements for our executive officers and other employees.
The Committee established the following objectives for our long-term incentive program:
•deliver competitive economic value;
•manage annual share utilization;

•preserve the alignment of the executives’ financial and shareholding interest with those of our shareholders;
•attract and retain executives and other key employees;
•focus management attention on specific performance measures that have a strong correlation with the creation of shareholder value; and
•provide that generally approximately one-half of executives’ long-term incentive awards at target be performance-based.
In order to achieve these objectives in 2023, the Committee decided to continue to utilize awards to the Named Executive Officers of restricted stock units and performance units payable in cash. As in prior years, these awards were made subject to award agreements on terms approved by the Committee and are scheduled to vest in full on the third anniversary of the grant date, subject to earlier vesting if the employee retires after meeting a specified age (or age and years of service) requirement, in the event of the termination or constructive termination of an employee’s employment in connection with a change of control of Oceaneering, or due to death or disability. At the notional value of $100 per performance unit for achievement of performance goals at target level, the performance unit awards for 2023 comprised 50% of the estimated grant-date total value of the 2023 long-term incentive awards to the Named Executive Officers (see “Compensation of Executive Officers — Outstanding Equity Awards at Fiscal Year-End” below). This represents an increase in the percentage of restricted stock units (which are settled in shares of our Common Stock) granted as part of the Named Executive Officers’ long-term incentives award in order to better align the compensation of our executive officers with shareholder return and is consistent with peer group practices.
The Committee sets long-term incentive values each year based on a review of market information provided by the Compensation Consultant. In February 2023, the Committee approved the following increases to the long-term incentive participation rates, effective January 1, 2023: from 475% to 500% for Mr. Larson, from 275% to 300% for Mr. Curtis and from 120% to 125% for Mr. Childress. These increases were made in consideration of compensation benchmarking data provided by the Compensation Consultant and became effective as of January 1, 2023. Otherwise, all of the increases to the target dollar value of long-term incentive awards for each of the Named Executive Officers in 2023, other than Ms. Simons whose compensation was set effective upon her hire date of January 1, 2023, were the result of increased base salaries for 2023. The table below shows 2023 target long-term incentives for each Named Executive Officer and the breakout between restricted stock unit awards (“RSU Awards”) and performance unit awards (“Performance Unit Awards”):

Name	Target LTI Award (as a Percentage of Base Salary)	Dollar Value of Target Total Long-Term Incentive Award	Dollar Value of Target RSU Award	Number of Shares Underlying Target RSU Award (1)	Dollar Value of Target Performance Unit Awards
Roderick A. Larson	500%	$4,000,000	$2,000,000	96,899	$2,000,000
Alan R. Curtis	300%	$1,357,860	$678,930	32,894	$678,930
Jennifer F. Simons	175%	$700,000	$350,000	16,957	$350,000
Martin J. McDonald	145%	$538,407	$269,203	13,043	$269,203
Earl F. Childress	125%	$473,156	$236,578	11,462	$236,578
(1)    The Compensation Committee determines the number of shares underlying each award by dividing such target value by the average closing price of our Common Stock for a period of 20 trading days preceding the date of the Committee’s approval of the award. The number of shares shown for Ms. Simons does not include the award of restricted stock units that she received on January 1, 2023, in connection with the commencement of her employment with Oceaneering (as further described under “— Executive Officer Sign-On Compensation” below).
Since 2006, the Committee has refrained from using annual awards of stock options as an element of employee compensation for our executive officers and other employees. Accordingly, no stock options or stock appreciation rights were awarded in 2023.

2023-2025 Restricted Stock Units
Each restricted stock unit awarded in February 2023 represents the equivalent of one share of our Common Stock but carries no voting or dividend rights. Settlement of vested restricted stock units will be made in shares of our Common Stock, with some shares withheld to satisfy tax withholding requirements, as soon as administratively practicable following the third anniversary of the grant date or qualifying termination of employment (as described above) for those units that became vested in connection with any such termination occurring before the third anniversary of the grant date; provided that settlement upon termination of employment may be subject to a six-month delay as required under Section 409A of the Code. The Committee determines the target value of the restricted stock unit award based on a fixed percentage of the Named Executive Officer’s salary, which is then divided by the average closing price of Oceaneering’s Common Stock on the New York Stock Exchange over a period of 20 trading days preceding the Committee’s approval of the award (the “Reference Price”) to determine the number of restricted stock units granted. The Reference Price may differ from the aggregate grant-date fair value of restricted stock units awarded to the Named Executive Officers, which is reflected in the “Stock Awards” column of the “Summary Compensation Table” and “Grant Date Fair Value of Stock Awards” column of the “Grants of Plan-Based Awards” table below.
2023-2025 Performance Units
Each performance unit awarded in February 2023 is subject to the achievement of Committee-approved financial goals and stock performance measures over a three-year performance period. The goals and measures to be used as the basis for determining the final value of the performance units awarded in 2023 are based on (1) Cumulative Adjusted EBITDA (as defined) and (2) Total Shareholder Return (as defined, “TSR”) relative to a performance peer group selected by the Committee in consultation with the Compensation Consultant (“Relative TSR”), in each case over the three-year period from January 1, 2023, through December 31, 2025 (the “Performance Period”). Those measures were selected because of the Committee’s belief that they have a strong correlation to the creation of shareholder value. The target amount of Cumulative Adjusted EBITDA during the three-year Performance Period was selected because it was three times the 2023 Adjusted EBITDA then expected to be achieved. The amounts of Cumulative Adjusted EBITDA and Relative TSR over the Performance Period necessary to achieve the threshold, target and maximum level goals for these performance measures and corresponding amounts payable are as follows:

Performance Measures	Weight	Threshold	Target	Maximum
Cumulative Adjusted EBITDA	70%	$684 million	$855 million	$1,283 million
Relative TSR	30%	30th Percentile	50th Percentile	Above 90th Percentile
Payout as a % of Target (1)	—	50%	100%	200%
(1) A final value of zero is attributed to below-threshold performance of either performance measure.
Each performance unit has a target value of $100 and the final value of each performance unit may range from $0 to $200, with the threshold, target and maximum levels of achievement of the performance goals valued at $50, $100 and $200, respectively. The actual final value of vested performance units will be determined by the Committee and payable in cash. Regardless of the actual final value determined, if Oceaneering’s TSR for the Performance Period is negative, then the amount attributable to Relative TSR may not exceed the target level. In the event of the termination or constructive termination of an employee’s employment in connection with a change of control of Oceaneering or due to death or disability, or if the employee remains employed on the third anniversary of the grant date following a change of control of Oceaneering, the final value of each performance unit will be the target value.
The estimated future payout of the performance unit awards to Named Executive Officers, if each of the performance measures is achieved at the threshold, target or maximum level, is reflected in the “Estimated Future Payouts Under Non-Equity Incentive Plan Awards” column of the “Grants of Plan-Based Awards” table below. Settlement of vested performance units is made in cash as soon as administratively practicable following the third anniversary of the grant date or, if earlier, a qualifying termination of employment (as described above) for those performance unit awards that become vested in connection with any such termination occurring before the third anniversary of the grant date; provided that settlement upon such termination of employment may be subject to a six-month delay as required under Section 409A of the Code.

2021-2023 Performance Units
The Committee used Cumulative Adjusted EBITDA and Relative TSR as performance measures for the three-year performance units awarded in 2021, which had a performance period beginning on January 1, 2021, and ending on December 31, 2023. The threshold, target and maximum achievement levels were set as follows:

	Cumulative Adjusted EBITDA			Relative TSR Percentile Rank
Weight	80%			20%
	Goal	Payout	Contribution Value	Goal	Payout	Contribution Value
Threshold	$446,000,000	50%	$40	30th percentile	50%	$10
Target	$558,000,000	100%	$80	50th percentile	100%	$20
Maximum	$837,000,000	200%	$160	Above 90th percentile	200%	$40

The payout of the 2021-2023 performance units approved by the Committee reflected the attainment of performance measures as follows.

Performance Measures	Weight	Attainment	Attainment and Payout as % of Target
Cumulative Adjusted EBITDA	80%	$711 million	155%
Relative TSR	20%	87th percentile (third out of 16 peers)	192%
Overall Weighted Payout	—	—	162%

The final value of the performance units paid to the Named Executive Officers in 2024 in satisfaction of the performance units awarded in 2021 is reflected in cash payments shown in the “Non-Equity Incentive Plan Compensation” column of the “Summary Compensation Table.”
Executive Officer Sign-On Compensation
In connection with the commencement of her employment on January 1, 2023, Ms. Simons received a one-time cash payment of $325,000, which was paid on March 10, 2023, and a one-time grant of 48,733 restricted stock units with a target award value of $750,000, and a grant date of January 1, 2023. The sign-on compensation was intended to partially offset the forfeiture of various incentive compensation from her prior employer. Consistent with awards made to our other executive officers, the restricted stock unit award was made subject to an award agreement on terms approved by the Committee and is scheduled to vest in full on the third anniversary of the grant date, subject to earlier vesting, in the event of the termination or constructive termination of her employment in connection with a change of control of Oceaneering or due to death or disability.
Post-Employment Compensation Programs

Retirement Plans
We maintain a 401(k) plan and a nonqualified deferred compensation plan, known as the Supplemental Executive Retirement Plan (the “SERP”). All of our employees who meet the eligibility requirements may participate in our 401(k) plan. Each of the Named Executive Officers participated in our 401(k) plan in 2023. Participation in the SERP includes Named Executive Officers and other key employees selected for participation by the Committee. The SERP was established to provide a benefit to our executives and other key employees in excess of Code limits for our 401(k) plan in order to attract and motivate participants to remain with us and provide retirement plan values that are competitive with those provided by companies within the Compensation Peer Group. Under the SERP, we credit each participant’s notional account with a percentage (determined by the Committee) of the participant’s base salary, subject to vesting. A participant may elect to defer a portion of base salary and annual bonus for accrual pursuant to the SERP. Amounts accrued under the SERP are adjusted for earnings and losses as if they were invested in one or more deemed investments selected by the participant from those designated as alternatives by an administrative committee established by our Board (the “U.S. Benefits Administrative Committee”). A

participant’s vested interest in the SERP is generally distributable upon termination. The percentages of base salary credited for our Named Executive Officers in 2023 were:

Name	SERP Participation (as a Percentage of Base Salary)
Roderick A. Larson	50%
Alan R. Curtis	25%
Jennifer F. Simons	20%
Martin J. McDonald	20%
Earl F. Childress	20%
In 2023, the SERP participation levels for our Named Executive Officers, in each case as a percentage of base salary, were consistent with those in 2022, except for Ms. Simons, whose participation level was set by the Committee effective upon her hire date of January 1, 2023. Please see the “Nonqualified Deferred Compensation” table below and accompanying narrative for further information about the SERP and contributions to the Named Executive Officers’ accounts.
Change-of-Control Agreements
We have entered into change-of-control agreements with each of the Named Executive Officers and certain other officers, which we refer to as “Change-of-Control Agreements.” In 2018, we adopted a change-of-control plan (the “CoC Plan”) for executive officers and other key employees who were not previously parties to change-of-control agreements with us, in order to streamline the process of providing change-of-control protections to executive officers and other key employees on a going-forward basis. Each of Mr. Childress and Ms. Simons entered into a participation agreement under the CoC Plan upon their employment in 2020 and 2023, respectively. The preexisting change-of-control agreements, which we entered into with our other Named Executive Officers prior to adopting the CoC Plan (the “Legacy CoC Agreements”), have remained in place and would be applicable in the event of a change-of-control situation. The provisions of the Change-of-Control Agreements did not influence and were not influenced by the other elements of compensation, as the change-of-control payments and benefits serve different objectives, and due to the fact that a change-of-control triggering event may never occur.
We believe the benefits provided by the Change-of-Control Agreements help promote long-term retention and focus on the best interests of Oceaneering and our shareholders, by providing some financial security to these officers against the risk of loss of employment that could result in connection with a change of control of our company. Each Change-of-Control Agreement entitles the individual to receive a severance package, described below, in the event of the occurrence of both a change of control and a termination of the individual’s employment by us without cause or by the individual for good reason during a specified period of time beginning prior to a change of control and ending thereafter. The Change-of-Control Agreements are described in more detail in “Compensation of Executive Officers — Potential Payments on Termination or Change of Control” below.
Perquisites
We provide executive officers with perquisites and other benefits that we believe are reasonable and consistent with our overall compensation program to enable us to attract and retain employees for key positions. The Committee periodically reviews the levels of perquisites and other personal benefits provided to our executive officers. The perquisites provided to the Named Executive Officers in 2023 and our incremental cost to provide those perquisites are set forth in the “All Other Compensation” column of the “Summary Compensation Table” below and the related footnotes to that table.

Stock Ownership Guidelines
To align the interests of our directors, executive officers and shareholders, we believe our directors and executive officers should have a significant financial stake in Oceaneering. To further that goal, our Board has adopted stock ownership guidelines requiring that our nonemployee directors and designated officers maintain minimum ownership interests in Oceaneering relative to the cash retainer generally paid to nonemployee directors (“Retainer”) or current annual base salary of the officer (“Base Salary”). Under the guidelines, we expect each of our nonemployee directors and senior officers to own a number of shares of our Common Stock having a market value or cost basis, whichever is greater, that is not less than a multiple of the Retainer or Base Salary as provided in the following table.

Level	Multiple of Retainer or Base Salary
Nonemployee Directors	5
Chief Executive Officer	5
President, Chief Operating Officer and Corporate Senior Vice Presidents	3
Other Senior Vice Presidents	2
The following forms of ownership are recognized in determining the number of shares of our Common Stock owned by a nonemployee director or executive officer for purposes of satisfying the stock ownership guidelines:
•direct ownership of shares;
•indirect ownership of shares, including stock or stock equivalents held in our retirement plan; and
•vested and unvested shares of restricted stock and restricted stock units awarded under our long-term incentive programs.
Nonemployee directors and officers have five years from the date of their initial election or appointment to comply with the stock ownership guidelines. If a nonemployee director or officer does not meet the stock ownership level within the specified time period, they will be prohibited from selling any stock acquired through vesting of restricted stock or restricted stock units, or upon exercise of stock options, except to pay for applicable taxes or the exercise price, until they satisfy the requirements. All of our current nonemployee directors and Named Executive Officers are covered by this policy and (unless they are within the initial five-year compliance period) currently satisfy the stock ownership guidelines applicable to them.
Prohibitions on Derivatives Trading, Hedging, etc.
Oceaneering maintains a policy that prohibits all of its directors, officers and employees, including the Named Executive Officers, from (1) engaging in “short sales” or trading in puts, calls or other options on our Common Stock, (2) engaging in hedging transactions involving our Common Stock and (3) holding shares of our Common Stock in a margin account or pledging shares of our Common Stock as collateral for a loan.
Clawback Policy
Our Board has adopted a clawback policy applicable to executive officer incentive-based compensation. In October 2022, the SEC adopted final rules implementing the incentive-based compensation recovery provisions of the Dodd-Frank Wall Street Reform and Consumer Protection Act. In February 2023, the NYSE posted its initial rule filing, proposing new Section 303A.14 of the NYSE Listed Company Manual to require companies to develop and implement a policy, no later than December 1, 2023, providing for the recovery of erroneously awarded incentive-based compensation received by current or former executive officers and to satisfy related disclosure obligations. As a result, in August 2023, the Committee recommended to the Board, and the Board approved, a policy for the recovery of erroneously awarded compensation, or “clawback” policy, applicable to executive officers, which superseded our prior clawback policy. The policy requires recovery of incentive-based compensation received by current or former executive officers during the three fiscal years preceding the date it is determined that the Company is required to prepare an accounting restatement, including to correct an error that would result in a material misstatement if the error were corrected in the current period or left uncorrected in the current period. The amount required to be recovered is the excess of the amount of incentive-based compensation received over the amount that otherwise would have been received had it been determined based on the restated financial measure.

Tax Deductibility of Pay
Section 162(m) of the Code generally disallows a deduction to public companies for annual compensation over $1 million paid to a chief executive officer and certain other executive officers (“covered employees”). It is therefore expected that any compensation deductions for our covered executives, including our named executive officers, will be subject to a $1-million annual deduction limitation. Although the deductibility of compensation is a consideration evaluated by the Committee, the Committee believes it is important to preserve flexibility in designing compensation programs and that the lost deduction on compensation payable in excess of the $1-million limitation for the Named Executive Officers who are covered employees does not outweigh the benefit of being able to attract and retain talented management. Accordingly, the Committee will continue to retain the discretion to approve compensation that is subject to the $1-million deductibility limit.
Compliance with Internal Revenue Code Section 409A
Section 409A of the Code can impose significant additional taxes on the recipient of “nonqualified deferred compensation” arrangements that do not meet specified requirements regarding both form and operation. Some of the arrangements between Oceaneering and its executive officers and other employees provide, or might be considered to provide, nonqualified deferred compensation. We seek to ensure that our compensation arrangements are either exempt from or comply with Section 409A.
REPORT OF THE COMPENSATION COMMITTEE
The Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis included in this Proxy Statement with the management of Oceaneering International, Inc., and, based on such review and discussions, the Compensation Committee recommended to the Board of Directors of Oceaneering that the Compensation Discussion and Analysis be included in this Proxy Statement.

Compensation Committee
Deanna L. Goodwin, Chair
Karen H. Beachy
William B. Berry
Jon Erik Reinhardsen

COMPENSATION OF EXECUTIVE OFFICERS
Summary Compensation Table
The following table summarizes compensation of our Chief Executive Officer; our Senior Vice President and Chief Financial Officer, who served as our principal financial officer through December 31, 2023; and our three other most highly paid executive officers for the year ended December 31, 2023. We refer to these persons as the Named Executive Officers.

Name and Principal Position as of December 31, 2023	Year	Salary ($)	Bonus ($)(2)	Stock Awards ($)(3)	Non-Equity Incentive Plan Compensation ($)(4)	All Other Compensation ($)(5)(6)	Total ($)
Roderick A. Larson	2023	800,000	—	1,917,631	4,579,303	456,103	7,753,037
President and Chief	2022	760,000	—	1,473,176	3,094,211	427,421	5,754,808
Executive Officer	2021	760,000	—	1,795,488	3,543,108	417,583	6,516,179

Alan R. Curtis	2023	452,620	—	650,972	1,528,946	157,333	2,789,871
Senior Vice President and	2022	427,000	—	479,190	1,013,892	149,121	2,069,203
Chief Financial Officer	2021	427,000	—	584,029	1,137,735	138,812	2,287,576

Jennifer F. Simons	2023	400,000	325,000	1,187,919	320,400	121,367	2,354,686
Senior Vice President, Chief
Legal Officer and Secretary (1)

Martin J. McDonald	2023	371,315	—	258,121	785,972	120,616	1,536,024
Senior Vice President,	2022	360,500	—	213,316	523,176	115,559	1,212,551
Subsea Robotics	2021	360,500	—	259,989	696,548	108,299	1,425,336

Earl F. Childress	2023	378,525	—	226,833	671,289	129,402	1,406,049
Senior Vice President and	2022	367,500	—	179,960	444,047	122,381	1,113,888
Chief Commercial Officer (1)
(1)No information is reported for Ms. Simons for 2022 or 2021 or Mr. Childress for 2021, as neither was a named executive officer under the rules of the SEC for such years.
(2)No discretionary bonuses were awarded to the Named Executive Officers for the indicated years. The amount reported in this column for Ms. Simons represents her cash payment of $325,000, which was paid on March 10, 2023, and, along with a portion of her initial grant of restricted stock units, was intended to offset the forfeiture of incentive compensation with her prior employer.
(3)The amounts reflect the aggregate grant date fair values of awards of restricted stock units computed in accordance with FASB ASC Topic 718. For a discussion of valuation assumptions, see Note 12 to our consolidated financial statements included in our Annual Report on Form 10-K for the years ended December 31, 2021, 2022 and 2023, respectively. For the amounts disclosed with respect to each Named Executive Officer for each of 2022 and 2021, no change was intended with respect to the target values of the applicable stock awards (see “Compensation Discussion and Analysis — Executive Compensation Components — Long-Term Incentive Awards” above); however, the Compensation Committee determines the number of shares underlying each award by dividing such target value by the average closing price of our Common Stock for a period of 20 trading days preceding the date of the Committee’s approval of the award, which may lead to a difference between the target and grant date fair market value for an award.
(4)The amounts shown for 2023 are comprised of the following for each Named Executive Officer: (a) annual bonus payments made pursuant to our Annual Cash Bonus Award Program for 2023: Mr. Larson – $1,068,000; Mr. Curtis – $386,719; Ms. Simons – $320,400; Mr. McDonald – $277,595; and Mr. Childress – $262,772; (see “Compensation Discussion and Analysis — Executive Compensation Components — Annual Incentive Awards

Paid in Cash” above); and (b) cash payments made pursuant to performance units awarded in 2021, having a final value of $162 per unit, as determined by the Compensation Committee in February 2024, based on performance for the period from January 1, 2021, through December 31, 2023, reflecting Cumulative Adjusted EBITDA for the three-year period between target and the maximum and Relative TSR near the maximum, resulting in a final value between target and maximum levels.
The amounts shown for 2022 are comprised of the following for each Named Executive Officer: (a) annual bonus payments made pursuant to our Annual Cash Bonus Award Program for 2022: Mr. Larson – $622,155; Mr. Curtis – $209,732; Mr. McDonald – $165,264; and Mr. Childress – $156,439 (see “Compensation Discussion and Analysis — Executive Compensation Components — Annual Incentive Awards Paid in Cash” above); and (b) cash payments made pursuant to performance units awarded in 2020, having a final value of $114 per unit, as determined by the Compensation Committee in February 2023, based on performance for the period from January 1, 2020 through December 31, 2022, reflecting Cumulative Adjusted EBITDA for the three-year period approximating target and Relative TSR between target and the maximum, resulting in a final value between target and maximum levels.
The amounts shown for 2021 are comprised of the following for each Named Executive Officer: (a) annual bonus payments made pursuant to our Annual Cash Bonus Award Program for 2021: Mr. Larson – $1,203,175; Mr. Curtis – $405,597; and Mr. McDonald – $319,601 (see “Compensation Discussion and Analysis — Executive Compensation Components — Annual Incentive Awards Paid in Cash” above); and (b) cash payments made pursuant to performance units awarded in 2019, having a final value of $120 per unit, as determined by the Compensation Committee in February 2022, based on performance for the period from January 1, 2019 through December 31, 2021, reflecting Cumulative Adjusted EBITDA for the three-year period between the target and maximum levels and Relative TSR at maximum, but capped at target (due to absolute TSR being negative), resulting in a final value between target and maximum levels.
(5)The amount included for each attributable perquisite or personal benefit does not exceed the greater of $25,000 or 10% of the total amount of perquisites and personal benefits received by any Named Executive Officer.
(6)The amounts shown for 2023 are attributable to the following:
•Mr. Larson: (a) $400,000 for our contribution to his notional SERP account; (b) $19,800 for our contribution to his 401(k) plan account; (c) $9,048 for basic life insurance premium; and (d) $27,255 for perquisites and other personal benefits comprised of provision of excess liability insurance, premium for a supplemental medical insurance plan and use of a company-provided automobile;
•Mr. Curtis: (a) $113,155 for our contribution to his notional SERP account; (b) $19,800 for our contribution to his 401(k) plan account; (c) $5,296 for basic life insurance premium; and (d) $19,082 for perquisites and other personal benefits comprised of provision of excess liability insurance, and premium for a supplemental medical insurance plan;
•Ms. Simons: (a) $80,000 for our contribution to her notional SERP account; (b) $19,800 for our contribution to her 401(k) plan account; (c) $2,185 for basic life insurance premium; and (d) $19,382 for perquisites and other personal benefits comprised of provision of excess liability insurance, and premium for a supplemental medical insurance plan;
•Mr. McDonald: (a) $74,263 for our contribution to his notional SERP account; (b) $19,800 for our contribution to his 401(k) plan account; (c) $4,323 for basic life insurance premium; and (d) $22,230 for perquisites and other personal benefits comprised of provision of excess liability insurance, premium for a supplemental medical insurance plan and a club membership; and
•Mr. Childress: (a) $75,705 for our contribution to his notional SERP account; (b) $19,800 for our contribution to his 401(k) plan account; (c) $4,415 for basic life insurance premium; and (d) $29,482 for perquisites and other personal benefits comprised of provision of excess liability insurance, premium for a supplemental medical insurance plan, use of sporting event tickets and a club membership.

Grants of Plan-Based Awards
The following table provides information about the equity and non-equity awards to the Named Executive Officers under our Incentive Plan during the year ended December 31, 2023.

Name	Award Type	Grant Date		Estimated Future Payouts Under Non-Equity Incentive Plan Awards			All Other Stock Awards: Number of Shares of Stock or Units (3)	Grant Date Fair Value of Stock Awards (4)
				Threshold ($)	Target ($)	Maximum ($)
Roderick A. Larson	STI	2/24/2023	(1)	242,500	1,000,000	1,880,000
	PU	2/24/2023	(2)	1,000,000	2,000,000	4,000,000
	RSU	2/24/2023					96,899	$1,917,631
Alan R. Curtis	STI	2/24/2023	(1)	87,808	362,096	680,740
	PU	2/24/2023	(2)	339,450	678,900	1,357,800
	RSU	2/24/2023					32,894	$650,972
Jennifer F. Simons	STI	2/24/2023	(1)	72,750	300,000	564,000
	PU	2/24/2023	(2)	175,000	350,000	700,000
	RSU	1/1/2023	(5)				48,733	$852,340
	RSU	2/24/2023					16,957	$335,579
Martin J. McDonald	STI	2/24/2023	(1)	63,031	259,921	488,651
	PU	2/24/2023	(2)	134,600	269,200	538,400
	RSU	2/24/2023					13,043	$258,121
Earl F. Childress	STI	2/24/2023	(1)	59,665	246,041	462,558
	PU	2/24/2023	(2)	118,300	236,600	473,200
	RSU	2/24/2023					11,462	$226,833
(1)The amounts presented show the possible threshold, target and maximum bonus amounts that could have been payable under our 2023 Annual Cash Bonus Award Program. For a discussion of the program and related 2023 results, see “Compensation Discussion and Analysis — Executive Compensation Components — Annual Incentive Awards Paid in Cash.”
(2)The amounts presented show the potential value of the payout for each Named Executive Officer under the performance units awarded in 2023 if the threshold, target or maximum goal is satisfied for each of the performance measures. The potential payouts are performance-driven and, therefore, at risk. For a description of the awards, including business measurements for the three-year performance period and the performance goals for determining the payout, see “Compensation Discussion and Analysis — Executive Compensation Components — Long-Term Incentive Compensation — 2023-2025 Performance Units” above.
(3)The amounts reflect the number of restricted stock units awarded to the Named Executive Officers in 2023. For a description of the awards, see “Compensation Discussion and Analysis — Executive Compensation Components — Long-Term Incentive Compensation — 2023-2025 Restricted Stock Units” above.
(4)The amounts reflect the aggregate grant date fair value of restricted stock units computed under FASB ASC Topic 718 awarded to the Named Executive Officers in 2023. For a discussion of valuation assumptions, see Note 12 to our consolidated financial statements included in our Annual Report on Form 10-K for the year ended December 31, 2023. For a description of the awards, see “Compensation Discussion and Analysis — Executive Compensation Components — Long-Term Incentive Compensation — 2023-2025 Restricted Stock Units” above.
(5)The amounts reflect the number of restricted stock units awarded to Ms. Simons as a one-time sign on grant, on January 1, 2023. For a description of this award, see “Compensation Discussion and Analysis — Executive Compensation Components — Executive Officer Sign-On Compensation” above.

Outstanding Equity Awards at Fiscal Year-End
The following table provides information on the current holdings of unvested restricted stock units for the Named Executive Officers as of December 31, 2023. There were no outstanding stock options held by the Named Executive Officers in 2023.

Name	Stock Awards
	Number of Shares or Units of Stock That Have Not Vested (1)	Market Value of Shares or Units of Stock That Have Not Vested (2)
Roderick A. Larson	353,244	$7,517,032
Alan R. Curtis	116,277	$2,474,375
Jennifer F. Simons	65,690	$1,397,883
Martin J. McDonald	50,162	$1,067,447
Earl F. Childress	54,791	$1,165,952
(1)Reflects unvested restricted stock units awarded pursuant to the Restricted Stock Unit Agreements entered into with the Named Executive Officers in 2021, 2022 and 2023. The anticipated delivery schedules for these restricted stock units are as follows:

Name	2021 Agreement(s) (# of Units)		2022 Agreement(s) (# of Units)	2023 Agreement(s) (# of Units)		Total
	2/26/2024	6/23/2024	2/25/2025	1/1/2026	2/24/2026	(# of Units)
Roderick A. Larson	152,160	—	104,185	—	96,899	353,244
Alan R. Curtis	49,494	—	33,889	—	32,894	116,277
Jennifer F. Simons	—	—	—	48,733	16,957	65,690
Martin J. McDonald	22,033	—	15,086	—	13,043	50,162
Earl F. Childress	17,703	12,899	12,727	—	11,462	54,791

(2)Market value of unvested restricted stock units assumes a price of $21.28 per share of our Common Stock, which was the closing price of our Common Stock, as reported by the NYSE, on December 29, 2023 (the last trading day the year).
Stock Vested
The following table provides information for the Named Executive Officers on the number of shares acquired during 2023 following vesting of restricted stock unit awards and the value realized. There were no outstanding stock options held by the Named Executive Officers in 2023.

Name	Stock Awards
	Number of Shares Acquired on Vesting	Value Realized on Vesting (1)
Roderick A. Larson	107,922	$2,135,776
Alan R. Curtis	35,105	$694,728
Jennifer F. Simons	—	$—
Martin J. McDonald	15,627	$309,258
Earl F. Childress	12,556	$248,483
(1)The amounts reflect the gross value realized for shares acquired after vesting of restricted stock units, pursuant to the Restricted Stock Unit Agreements entered into in 2020 with the indicated Named Executive Officers, at a price of $19.79 per share of our Common Stock as of February 27, 2023, which was the closing price of our Common Stock, as reported by the NYSE, on the preceding trading day. No restricted stock units vested for Ms. Simons in 2023.
We do not provide a Pension Benefits Table because we have no qualified pension plan or other plan that would be reportable under the SEC’s rules applicable to Pension Benefits Tables.

Nonqualified Deferred Compensation
Our SERP is an unfunded, defined contribution plan for selected executives and key employees of Oceaneering, including the Named Executive Officers. Pursuant to our SERP, U.S. participants, including the Named Executive Officers, may defer up to 85% of their base salaries and 90% of their annual cash bonus amounts. We credit a participant’s notional account with a determined percentage of the participant’s base salary, subject to vesting. Benefits under our SERP are based on the participant’s vested portion of the applicable Named Executive Officer’s notional account balance at the time of termination of employment. A participant vests in one-third of our credited amounts each year, subject to accelerated vesting upon the soonest to occur of: (1) the date the participant has completed ten years of participation; (2) the date that the sum of the participant’s age and years of participation equals 65; (3) the date of termination of employment by reason of death or disability; and (4) the date of termination of employment within two years following a change of control. Messrs. Larson, Curtis and McDonald are fully vested in their SERP accounts. All participants are fully vested in deferred base salary and bonus.
Amounts accrued under the SERP are adjusted for earnings and losses as if invested in one or more deemed investments selected by the participants from those designated as alternatives by the U.S. Benefits Administrative Committee, a management committee the members of which are selected by our Board. The deemed investment vehicles are a variety of mutual fund variable accounts. Participants may reallocate their notional accounts within that group of mutual fund variable accounts by notifying the third-party administrative agent of our SERP. The administrative agent adjusts each participant’s account with any hypothetical income, gain or loss and any payments or distributions attributable to such account on a daily basis, or at such other times as the administrative agent determines, based on the performance of the specific deemed investments selected from time to time by the participant. We do not provide any “above market or preferential earnings” (as defined by SEC rules) on any amount of deferred compensation pursuant to our SERP or otherwise.
For the year ended December 31, 2023, as reported by the administrative agent of our SERP, the deemed investment options available pursuant to our SERP generated hypothetical annual returns (losses) ranging from 8.4% to (36.1)%.
The following table provides information on our nonqualified deferred compensation plan. Amounts shown are entirely attributable to our SERP.

Name	Executive Contributions in 2023	Company Contributions in 2023 (1)	Aggregate Earnings (Losses) in 2023 (2)	Aggregate Withdrawals/ Distributions	Aggregate Balance at 12/31/2023 (3)
Roderick A. Larson	$322,156	$400,000	$1,276,397	$—	$7,404,658
Alan R. Curtis	$—	$113,155	$490,642	$—	$2,705,353
Jennifer F. Simons	$—	$80,000	$6,321	$—	$86,321
Martin J. McDonald	$183,724	$74,263	$553,900	$—	$2,889,965
Earl F. Childress	$—	$75,705	$43,343	$—	$357,034
(1)The amounts reflect the credited contributions we made to the accounts of the Named Executive Officers in 2023. All of the contributions shown are included in the “All Other Compensation” column of the “Summary Compensation Table” above.
(2)The amounts reflect hypothetical accrued gains (or losses) in 2023 on the aggregate of contributions by the Named Executive Officers and us on notional investments designed to track the performance of the funds selected by the Named Executive Officers, as reflected below. No amounts of such aggregate earnings are reported in the “Summary Compensation Table” above.

	Aggregate Earnings (Losses) for the Year
Name	Executive Contributions	Company Contributions	Total
Roderick A. Larson	$408,207	$868,190	$1,276,397
Alan R. Curtis	$217,265	$273,377	$490,642
Jennifer F. Simons	$—	$6,321	$6,321
Martin J. McDonald	$316,287	$237,613	$553,900
Earl F. Childress	$4,004	$39,339	$43,343

(3)The amounts reflect the accumulated account values (including gains and losses) of contributions by the Named Executive Officers and us as of December 31, 2023, as follows:

	Aggregate Balance
Name	Executive Contributions	Company Contributions	Total
Roderick A. Larson	$2,314,239	$5,090,419	$7,404,658
Alan R. Curtis	$1,156,936	$1,548,417	$2,705,353
Jennifer F. Simons	$—	$86,321	$86,321
Martin J. McDonald	$1,678,847	$1,211,118	$2,889,965
Earl F. Childress	$52,004	$305,030	$357,034
Pay vs. Performance
The table below provides additional information relating to the compensation of our Chief Executive Officer and other Named Executive Officers, respectively, in accordance with Regulation S-K Item 402(v), for each of the years indicated. In determining “compensation actually paid” (“CAP”) to our executives, we are required to make various adjustments to amounts that have previously been reported in the Summary Compensation Table (“SCT”), reflecting the different methods prescribed by the SEC for reporting the compensation of our Named Executive Officers in the Summary Compensation Table above and in the Pay vs. Performance Table below. Compensation amounts shown for our Other NEOs (as defined below) are reported as averages for each of the fiscal years indicated.

	CEO Pay (1)		Other NEO Pay (1)		Value of Initial Fixed $100 Investment Based On: (4)		Other Performance Measures (5)
	Summary Compensation Table Total Compensation (2)	Compensation "Actually Paid" (3)	Average Summary Compensation Table Total Compensation (2)	Average Compensation "Actually Paid" (3)	Total Shareholder Return	Peer Group Total Shareholder Return	Net Income (thousands)	Adjusted EBITDA (thousands)
2023	$7,753,037	$9,117,186	$2,021,658	$2,311,595	$142.72	$115.11	$97,403	$289,046
2022	$5,754,808	$7,946,721	$1,436,391	$1,839,659	$117.30	$112.94	$25,941	$232,638
2021	$6,516,179	$7,323,619	$1,731,592	$1,897,064	$75.86	$69.93	$(49,307)	$210,601
2020	$5,251,749	$3,900,173	$1,785,614	$1,293,390	$53.32	$57.92	$(496,751)	$184,287
(1)    Our Chief Executive Officer for each of the fiscal years indicated was Mr. Roderick A. Larson. Our Named Executive Officers in each of the fiscal years indicated included: (i) Ms. Jennifer F. Simons and Messrs. Alan R. Curtis, Martin J. McDonald and Earl F. Childress in 2023; (ii) Messrs. Curtis, McDonald and Childress, as well as Mr. David K. Lawrence, our former Senior Vice President, General Counsel and Secretary and Mr. Eric A. Silva, our former Senior Vice President, Strategic Planning, in 2022; (iii) Messrs. Curtis, Lawrence, Martin and Silva, in 2021; and (iv) Messrs. Curtis, Lawrence and Silva, as well as Mr. Charles W. Davison, Jr., our former Chief Operating Officer, in 2020 (collectively referred to herein as the “Other NEOs”).
(2)     Reflects the amount reported in the “Total” column of the Summary Compensation Table above for the Chief Executive Officer and the average of the amounts reported in the “Total” column of the Summary Compensation Table for the Other NEOs for each of the fiscal years indicated.

(3) Reflects the CAP to the Chief Executive Officer and the Other NEOs as computed in accordance with Item 402(v) of Regulation S-K and may not reflect the actual amount of compensation earned by or paid to the Chief Executive Officer during the fiscal year indicated. Such amounts are calculated by deducting the amounts reported in the “Stock Awards” column of the Summary Compensation Table from the “Total” column of the Summary Compensation Table for the Chief Executive Officer, and by deducting the average of the amounts reported in the “Stock Awards” column of the Summary Compensation Table from the average of the amounts reported in the “Total” Column of the Summary Compensation Table for the Other NEOs, in each case, in the fiscal years indicated and making certain adjustments as set forth below. Amounts reported under the “Other Adjustments” heading for 2020-2021 have been revised from those amounts provided in our Definitive Proxy Statement on Schedule 14A with respect to our 2023 annual meeting of stockholders to reflect changes to how we calculate the value of our restricted stock unit awards for Named Executive officers who are retirement eligible in accordance with SEC guidance released in September 2023.

Amounts Deducted from and Added to Total Compensation for the CEO to Determine Compensation “Actually Paid”
Year	Summary Compensation Table Total	Stock Awards as Reported in Summary Compensation Table (A)	Other Adjustments				Total Compensation “Actually Paid” (F)
			Fair Value as of Year End of Awards Granted During Year that Remain Outstanding as of Year End (B)	Year-over-Year Change in Fair Value of Awards Granted in Prior Year that Remain Outstanding as of Year End (C)	Fair Value as of Vesting Date of Awards Granted During Year that Vest During Year (D)	Year-over-Year Change in Fair Value of Awards Granted in Prior Year that Vest During Year (E)
2023	$7,753,037	$(1,917,631)	$2,062,011	$971,548	$—	$248,221	$9,117,186
2022	$5,754,808	$(1,473,176)	$1,822,196	$1,607,307	$—	$235,586	$7,946,721
2021	$6,516,179	$(1,795,488)	$1,720,930	$642,324	$—	$239,674	$7,323,619
2020	$5,251,749	$(1,104,042)	$857,980	$(1,012,673)	$—	$(92,841)	$3,900,173

Amounts Deducted from and Added to Total Compensation for the Other NEOs to Determine Compensation “Actually Paid”
Year	Summary Compensation Table Total	Stock Awards as Reported in Summary Compensation Table (A)	Other Adjustments				Total Compensation “Actually Paid” (F)
			Fair Value as of Year End of Awards Granted During Year that Remain Outstanding as of Year End (B)	Year-over-Year Change in Fair Value of Awards Granted in Prior Year that Remain Outstanding as of Year End (C)	Fair Value as of Vesting Date of Awards Granted During Year that Vest During Year (D)	Year-over-Year Change in Fair Value of Awards Granted in Prior Year that Vest During Year (E)
2023	$2,021,658	$(580,961)	$654,833	$179,674	$—	$36,391	$2,311,595
2022	$1,436,391	$(281,491)	$291,548	$353,083	$—	$40,128	$1,839,659
2021	$1,731,592	$(374,016)	$358,485	$135,092	$—	$45,911	$1,897,064
2020	$1,785,614	$(308,527)	$147,667	$(276,498)	$—	$(54,866)	$1,293,390
(A) Reflects either (i) the grant date fair value, with respect to the Chief Executive Officer, or (ii) the average grant date fair value, with respect to the Other NEOs, as reported in the “Stock Awards” column of the Summary Compensation Table.
(B) Reflects either (i) the fair value, with respect to the Chief Executive Officer, or (ii) the average of the fair value, with respect to the Other NEOs, as of the end of the covered fiscal year of any awards granted to the applicable individuals during the covered fiscal year that are outstanding and unvested as of the end of the covered fiscal year.
(C) Reflects either (i) the amount, with respect to the Chief Executive Officer, or (ii) the average amount, with respect to the Other NEOs, equal to the change in fair value as of the end of the covered fiscal year (from the end of the prior fiscal year) of any portion of any awards granted in a prior fiscal year that remained outstanding and unvested as of the end of the covered fiscal year.
(D) Our Chief Executive Officer and the Other NEOs did not receive any awards that were granted and that vested (in whole or a portion thereof) in the same fiscal year.

(E) Reflects either (i) the amount, with respect to the Chief Executive Officer, or (ii) the average amount, with respect to the Other NEOs, equal to the change in fair value as of the vesting date (from the end of the prior fiscal year) of the portion of any awards granted in a prior fiscal year that vested during the covered fiscal year.
(F) None of the awards (in whole or a portion thereof) granted to any of the named executive officers in prior fiscal years were forfeited during any of the covered fiscal years and no dividends or other earnings were paid on stock or other awards during any of the covered fiscal years.
(4)    The values disclosed in the “Total Shareholder Return” column represent the value of an investment of $100 in each of (i) our Common Stock and (ii) the PHLX Oil Service Sector Index as of December 31, 2019, measured over each of the periods ending on December 31, 2020, 2021, 2022 and 2023. It is assumed that dividends, if any, are reinvested. The PHLX Oil Service Sector Index is the published industry or line-of-business index that we selected for purposes of Item 201(e) of Regulation S-K under the Exchange Act in our Annual Report on Form 10-K for the year ended December 31, 2023. In our Definitive Proxy Statement on Schedule 14A with respect to our 2023 annual meeting of shareholders, this column reported the PHLX Oil Service Sector Index “OSX” value, which does not assume dividend reinvestment. This year, we have updated these values to report the PHLX Oil Service Sector Index “XOSX” value, which does assume dividend reinvestment. This update is not a change in our peer group, but just reflects an update to the way we calculate peer company TSR, in accordance with SEC guidance.
(5)    Adjusted EBITDA has the meaning defined for purposes of our 2023 cash bonus program and 2023 performance unit awards, which is consolidated net income (loss) before interest, taxes, depreciation and amortization for the year, adjusted to remove the net impact of the following for such year: foreign currency gains and losses; sales of fixed assets and investments resulting in gains or losses; impairments of long-lived assets; write-downs and/or write-offs of assets; corporate restructuring expenses; and other unusual items; in each case, as may be approved by the Committee (see “Compensation Discussion and Analysis — Executive Compensation Components” under the headings “Annual Incentive Awards Paid in Cash” and “Long-Term Incentive Awards”) above.
2023 Key Performance Measures
The following table contains an unranked list of the most important financial performance measures used by the Company to link executive “compensation actually paid” in 2023, calculated in accordance with the SEC’s regulations, to the Company’s performance in fiscal year 2023, as such measures are defined for purposes of our 2023 cash bonus program and 2023 performance unit awards. The role of each of these performance measures in the compensation of our named executive officers and a description of how each measure is calculated are discussed under “Compensation Discussion and Analysis” above.

Key Performance Measures
Adjusted EBITDA
Free Cash Flow
Relative Total Shareholder Return

2023 Pay vs. Performance Graphical Disclosure

The following charts illustrate the relationship between CAP over the four-year period ended December 31, 2023, and trends in our Relative Total Shareholder Return, net income and Adjusted EBITDA over the same period. Further, the chart entitled “CAP vs. TSR (OII and OSX)” shows the relationship between our TSR and that of the OSX over the same period, as described in Note (4) to the Pay vs. Performance Table above.

CAP vs. TSR
(OII and OSX)
$15
$12
$9
$6
$3
$0
$165
$145
$125
$105
$85
$65
$45
CAP (Millions)
TSR
2020
2021
2022
2023
CAP (CEO)
CAP (Av. Other NEOs)
OSX
OII

CAP vs. Net Income
$15
$12
$9
$6
$3
$0
$200
$0
($200)
($400)
($600)
CAP (Millions)
Net Income (Millions)
2020
2021
2022
2023
CAP (CEO)
CAP (Av. Other NEOs)
Net Income

CAP vs. Adjusted EBITDA
$15
$12
$9
$6
$3
$0
CAP (Millions)
$300
$275
$250
$225
$200
$175
$150
Adjusted EBITDA (Millions)
2020
2021
2022
2023
CAP (CEO)
CAP (Av. Other NEOs)
Adjusted EBITDA

Potential Payments on Termination or Change of Control
As described in the “Compensation Discussion and Analysis” above, we have entered into Change-of-Control Agreements with executive officers and other key employees pursuant to either the CoC Plan we adopted in 2018 or the Legacy CoC Agreements we previously entered into with the Named Executive Officers. The severance package provided for in each Change-of-Control Agreement consists of a lump sum equal to a multiple (three, in the case of Mr. Larson, and two, in the case of each of our other Named Executive Officers) of the sum of:
•the officer’s highest base salary;
•an amount equal to the target award the Named Executive Officer is eligible to receive under the then-current Annual Cash Bonus Program;
•under the CoC Plan, the officer’s annualized premium for COBRA continuation coverage; and
•in the case of Mr. Larson, an amount equal to the maximum percentage of his annual base salary contributed by us for him in our SERP for the then-current year multiplied by his highest annual rate of base salary during the then-current year or any of the three years preceding the date of termination.
The severance provisions in the relevant Change-of-Control Agreement also generally provide that, for each Named Executive Officer:
•the officer would receive, at no greater cost or expense to such officer than was the case immediately prior to the change of control: (a) under the officer’s Legacy CoC Agreement, benefits under all other plans and programs in which the officer then participates for three years (in the case of Mr. Larson) or two years (in the case of each of our other Named Executive Officers other than Mr. Childress and Ms. Simons); or (b) under the CoC Plan, one year of post-employment health insurance benefits (in the case of Mr. Childress and Ms. Simons); and
•for purposes of Section 4999 of the Code: (a) under the officer’s Legacy CoC Agreement, if any payments made thereunder would cause the recipient to be liable for an excise tax because the payment is a parachute payment, and the amount of the parachute payment, reduced by all federal, state and local taxes applicable thereto, including excise tax imposed pursuant to Section 4999 of the Code, were less than the amount the individual would receive if they were paid three times their “base amount,” as defined in Section 280G(b)(3) of the Code, less $1.00 (the “safe-harbor amount”), reduced by all federal, state and local taxes applicable thereto, then the aggregate of the amounts constituting the parachute payment would be reduced to the safe-harbor amount; or (b) similarly under the CoC Plan, if the after-tax benefit of the reduced payment described above does not exceed the after-tax benefit if the payments are not so reduced, then the payments will not be reduced to the safe-harbor amount (and the recipient will pay the excise tax).
Additionally, the Legacy CoC Agreements provide that the benefits under all compensation plans and programs, including restricted stock agreements, restricted stock unit agreements and performance unit agreements, would be paid as if all contingencies for payment and maximum levels of performance had been met. Whether an excise tax liability arises will depend on the facts and circumstances in existence at the time a change-of-control payment becomes payable. The tables below do not reflect any such reduction for any of the Named Executive Officers. All of the outstanding long-term incentive agreements of the Named Executive Officers have provisions for settlement in the event of termination due to death, disability or a change of control.
For purposes of the Change-of-Control Agreements, the terms “cause,” “disability,” “good reason” and “highest base salary,” and for purposes of both the Change-of-Control Agreements and the long-term incentive agreements, the term “change of control,” have the meanings set forth below:
•“cause” is defined as:
◦in the Legacy CoC Agreements, the conviction by a court of competent jurisdiction, from which conviction no further appeal can be taken, of a felony-grade crime involving moral turpitude related to employment with us; and
◦in the CoC Plan, (1) a material breach of any of the Named Executive Officer’s obligations under any written agreement with the Company; (2) a material violation of any of the Company’s policies,

procedures, rules and regulations; (3) the failure to perform, in any material respect, the Named Executive Officer’s duties or responsibilities to the Company; (4) the Named Executive Officer’s commission of fraud, theft, embezzlement or misappropriation of funds or other assets of the Company; or (5) that the Named Executive Officer has been convicted of, entered a plea of guilty or no-contest to, or received adjudicated probation or deferred adjudication in connection with, a crime involving fraud, dishonesty or moral turpitude or any felony;
•“change of control” is defined as occurring if:
◦any person is or becomes the “beneficial owner” (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of our securities representing 20% or more of the combined voting power of our outstanding voting securities, other than through the purchase of voting securities directly from a private placement by us;
◦the current members of our Board, or subsequent members approved by at least two-thirds of the current members, no longer comprise a majority of our Board;
◦our company is merged or consolidated with another corporation or entity, and our shareholders own less than 60% of the outstanding voting securities of the surviving or resulting corporation or entity;
◦there has been a consummation of either a tender offer or exchange offer by a person other than us for the ownership of 20% or more of our voting securities; or
◦there has been a disposition of all or substantially all of our assets (other than in specified types of affiliate transactions);
•“disability” is defined as the continuing full-time absence of the officer from their duties for 90 days or longer as a result of physical or mental incapacity and such absence is anticipated to extend for 90 additional days or longer (the need for such absence and its anticipated duration to be determined solely by the individual’s physician who is approved by us, which approval shall not be unreasonably withheld); and
•“good reason” for termination by the officer includes:
◦an adverse change in status, title or position;
◦a reduction in annual base salary, SERP contribution level by us, annual bonus opportunity or aggregate long-term compensation, all as may be increased subsequent to date of the Change-of-Control Agreement;
◦our failure to continue certain bonus plans and the SERP in effect, other than as a result of the normal expiration or amendment of any such plan in accordance with its terms, or our taking (or failing to take) any action that would (1) under the Legacy CoC Agreements, adversely affect the officer’s continued participation in any such plan on at least as favorable a basis to the officer as is the case immediately prior to the effective date of the change of control or (2) under all Change-of-Control Agreements, materially reduce the officer’s benefits under any of such plans or deprive the officer of any material benefit enjoyed by him or her immediately prior to a change of control (except as may be proposed by the officer to us);
◦a relocation of the principal place of the officer’s employment to a location, under the Legacy CoC Agreements, 25 miles or, under the CoC Plan, 50 miles, further from the officer’s principal residence without their express written consent;
◦the failure of a successor to assume the Change-of-Control Agreement;
◦under the Legacy CoC Agreements, any prohibition by us against the individual engaging in outside activities permitted by the Change-of-Control Agreement; and
◦under the Legacy CoC Agreements, any default by us in the performance of our obligations under the Change-of-Control Agreement, whether before or after a change of control; and

•“highest base salary” means the officer’s highest annual rate of base salary during a specified period preceding the date of termination, which, under the Legacy CoC Agreements, is the then current year or any of the three years preceding the date of termination and, under the CoC Plan, is the period beginning 180 days prior to and ending two years after the change of control.
For purposes of the long-term incentive agreements, “good reason” means:
•a reduction of the value of the participant’s aggregate total annual compensation (including salary, bonuses, long and short-term incentives, deferred compensation and awards of stock options, as well as all other benefits in force on the date immediately prior to the change of control) to a value that is 95% or less of the value thereof on the date immediately prior to the change of control;
•a material reduction in the participant’s scope of work responsibility from that existing on the date immediately prior to the change of control; or
•the request that the participant relocate more than 25 miles from their place of service immediately prior to the change of control.
Assuming a termination date of December 31, 2023, and, where applicable, using the closing price of our Common Stock of $21.28 per share, which was the closing price of our Common Stock, as reported by the NYSE, on December 29, 2023 (the last trading day the year), the tables below show potential payments to each of the Named Executive Officers under the existing contracts, agreements, plans or arrangements, whether written or unwritten, in the event of a termination of such executive’s employment, including amounts payable pursuant to benefits or awards in which the Named Executive Officers are already vested.

Roderick A. Larson
Payments upon Termination	Voluntary Termination		Involuntary Termination		Death and Disability		Change of Control with Termination
Severance Payments	$—		$400,000	(1)	$—		$6,600,000	(2)
Benefit Plan Participation	—		2,254	(1)	—		289,440	(3)
Restricted Stock Units (unvested & accelerated)	—		—		7,517,032	(4)	7,517,032	(5)
Performance Units (unvested & accelerated)	—		—		6,332,000	(6)	12,664,000	(7)
Accrued Vacation/Base Salary	118,977		118,977		118,977		118,977
SERP (vested)	7,404,658	(8)	7,404,658	(8)	7,404,658	(8)	7,404,658	(8)
TOTAL	$7,523,635		$7,925,889		$21,372,667		$34,594,107

Alan R. Curtis
Payments upon Termination	Voluntary Termination		Involuntary Termination		Death and Disability		Change of Control with Termination
Severance Payments	$—		$452,620	(1)	$—		$1,629,432	(2)
Benefit Plan Participation	—		2,254	(1)	—		151,272	(3)
Restricted Stock Units (unvested & accelerated)	—		—		2,474,375	(4)	2,474,375	(5)
Performance Units (unvested & accelerated)	—		—		2,088,100	(6)	4,176,200	(7)
Accrued Vacation/Base Salary	69,634		69,634		69,634		69,634
SERP (vested)	2,705,353	(8)	2,705,353	(8)	2,705,353	(8)	2,705,353	(8)
TOTAL	$2,774,987		$3,229,861		$7,337,462		$11,206,266

Jennifer F. Simons
Payments upon Termination	Voluntary Termination		Involuntary Termination		Death and Disability		Change of Control with Termination
Severance Payments	$—		$200,000	(1)	$—		$1,427,048	(2)
Benefit Plan Participation	—		2,254	(1)	—		17,652	(3)
Restricted Stock Units (unvested & accelerated)	—		—		1,397,883	(4)	1,397,883	(5)
Performance Units (unvested & accelerated)	—		—		350,000	(6)	350,000	(7)
Accrued Vacation/Base Salary	18,988		18,988		18,988		18,988
SERP (unvested)	—	(8)	—	(8)	86,321	(8)	86,321	(8)
TOTAL	$18,988		$221,242		$1,853,192		$3,297,892

Martin J. McDonald
Payments upon Termination	Voluntary Termination		Involuntary Termination		Death and Disability		Change of Control with Termination
Severance Payments	$—		$371,315	(1)	$—		$1,262,472	(2)
Benefit Plan Participation	—		2,254	(1)	—		140,928	(3)
Restricted Stock Units (unvested & accelerated)	—		—		1,067,447	(4)	1,067,447	(5)
Performance Units (unvested & accelerated)	—		—		896,400	(6)	1,792,800	(7)
Accrued Vacation/Base Salary	9,311		9,311		9,311		9,311
SERP (vested)	2,889,965	(8)	2,889,965	(8)	2,889,965	(8)	2,889,965	(8)
TOTAL	$2,899,276		$3,272,845		$4,863,123		$7,162,923

Earl F. Childress
Payments upon Termination	Voluntary Termination		Involuntary Termination		Death and Disability		Change of Control with Termination
Severance Payments	$—		$189,263	(1)	$—		$1,268,248	(2)
Benefit Plan Participation	—		1,593	(1)	—		12,720	(3)
Restricted Stock Units (unvested & accelerated)	—		—		982,966	(4)	982,966	(5)
Performance Units (unvested & accelerated)	—		—		753,200	(6)	753,200	(7)
Restricted Stock Units (vested)	182,987	(9)	182,987	(9)	182,987	(9)	182,987	(9)
Accrued Vacation/Base Salary	18,497		18,497		18,497		18,497
SERP (vested)	234,311	(8)	234,311	(8)	234,311	(8)	234,311	(8)
SERP (unvested)	—	(8)	—	(8)	122,723	(8)	122,723	(8)
TOTAL	$435,795		$626,651		$2,294,684		$3,575,652
(1)The amounts for each Named Executive Officer includes the lump-sum cash payment they would receive, subject to the execution of a release of claims, pursuant to the Company’s broad-based severance plan that provides separation benefits to full-time, salaried employees of the Company who are permanently and involuntarily terminated as a result of a reduction in force. The amount of this cash payment equals a specified number of weeks of the employee’s base pay (up to a maximum of 52 weeks), depending on the number of continuous years of service with the Company. The amounts also include the one-month subsidized COBRA payment that the Named Executive Officers would receive pursuant to this severance plan.

(2)The amount for each Named Executive Officer reflects an amount equaling three times, for Mr. Larson, or two times, for each of the other Named Executive Officers, the sum of: (a) the highest annual rate of base salary, pursuant to the Legacy CoC Agreements, for the then-current year or any of the three years preceding the date of termination, or, pursuant to the CoC Plan, during the 180 days prior to or the two years after the change of control (each, a “Base Rate”); (b) the target award they are eligible to receive under the Annual Cash Bonus Program for the then-current year; (c) for Mr. Larson, the maximum percentage of base salary contribution level by us for him in our SERP for the then-current year multiplied by his Base Rate, payable pursuant to his Legacy CoC Agreement; plus for CoC Plan participants, the officer’s annualized premium for COBRA continuation coverage. If applicable, the termination amount may be reduced to the “safe harbor amount” if more beneficial to the Named Executive Officer on an after-tax basis.
(3)The amount for each Named Executive Officer reflects either (a) the estimated value of the benefit to them to receive the same level of medical, life insurance and disability benefits that would be payable after termination pursuant to the executive’s Change-of-Control Agreements for a period of 36 months, for Mr. Larson; or 24 months, for Messrs. Curtis and McDonald; or (b) the benefit to them to receive the same basic medical dental and vision coverage that would be payable after termination pursuant to the Change of Control Plan for a period of 12 months, for Mr. Childress and Ms. Simons.
(4)The amount for each Named Executive Officer reflects the value of shares of Common Stock that would be delivered for each outstanding unvested restricted stock unit pursuant to the executive’s 2021, 2022 and 2023 Restricted Stock Unit Agreements, each of which provide for full vesting of outstanding unvested restricted stock units upon a Named Executive Officer’s death or disability.
(5)The amount for each Named Executive Officer reflects the value of shares of Common Stock that would be delivered for each outstanding unvested restricted stock unit pursuant to the executive’s 2021, 2022 and 2023 Restricted Stock Unit Agreements and, if applicable, Legacy CoC Agreement, each of which provide for full vesting of outstanding unvested restricted stock units upon a Named Executive Officer’s termination by the Company or successor (in the case of the Legacy CoC Agreements other than for “cause”) of the Named Executive Officer’s resignation for “good reason,” in each case, in connection with a change of control.
(6)Upon death or disability, the performance units awarded pursuant to the 2021, 2022 and 2023 Performance Unit Agreements would vest (if not otherwise vested by reason of the participant’s having attained Retirement Age) and the final value would be equal to the target value of $100 per unit. For more information about the goals and measures and the amounts payable, see “Compensation Discussion and Analysis — Executive Compensation Components — Long-Term Incentive Compensation” above.
(7)The performance units awarded pursuant to the 2021, 2022 and 2023 Performance Unit Agreements would vest (if not otherwise vested by reason of the participant’s having attained Retirement Age) and the final value of the units would be equal to the maximum value of $200 per unit if the executive is party to a Legacy CoC Agreement or, if not party to a Legacy CoC Agreement, $100 per unit pursuant to the applicable award agreement.
(8)The amount for each Named Executive Officer reflects the accumulated account values (including gains and losses) of contributions by the Named Executive Officer and Oceaneering for vested amounts and by Oceaneering for unvested amounts. Messrs. Larson, Curtis and McDonald were fully vested in their respective SERP accounts. For more information on SERP amounts, see “— Nonqualified Deferred Compensation” above.
(9)The amount for Mr. Childress represents two thirds of a retention award granted on June 23, 2021 which have vested but have not been distributed.

CEO Pay Ratio
The table below sets forth comparative information regarding: (1) the actual annual total compensation of our Chief Executive Officer for the year ended December 31, 2023; (2) the median of the annual total compensation of all employees of Oceaneering (including its consolidated subsidiaries), excluding our Chief Executive Officer, for the year ended December 31, 2023, determined on the basis described below; and (3) a ratio comparison of those two amounts (the “CEO Pay Ratio”). These amounts were determined in accordance with rules prescribed by the SEC. For 2023, the CEO Pay Ratio was 90:1, as explained below.
For purposes of determining the median of the annual total compensation of all Oceaneering employees, excluding our Chief Executive Officer, for the year ended December 31, 2023, the applicable SEC rules require us to identify the median employee, by using either annual total compensation for all such employees or another consistently applied compensation measure. For these purposes, we used total cash compensation, as determined from payroll records for the period from November 1, 2022, through October 31, 2023 (the “Measurement Date”), as our consistently applied compensation measure. We did not take into account equity-based incentive compensation awards because less than 5% of our employees receive those awards. Except as noted below, we included all Oceaneering employees as of the Measurement Date, whether employed on a full-time, part-time or seasonal basis. We did not make any assumptions, adjustments or estimates with respect to total cash compensation. We did annualize the compensation for employees that were not employed by us for the entire measurement period. In accordance with SEC rules, we availed ourselves of a de minimis exemption to exclude a number of non-U.S. employees who collectively represented fewer than 5% of the approximately 11,009 total employees as of the Measurement Date (such total being the total number of U.S. and non-U.S. employees irrespective of the de minimis exemption and the total number used for the de minimis calculation). Under this exemption, we excluded all employees from the following jurisdictions: Azerbaijan (138 employees); Canada (66 employees); China (1 employee); Indonesia (102 employees); Malaysia (31 employees); Mexico (20 employees); Nigeria (15 employees); Oman (17 employees); Papua New Guinea (19 employees); and Thailand (9 employees).

After identifying the median employee, based on the process described above, we calculated annual total compensation for that employee using the same methodology we used for determining total compensation for 2023 for the Named Executive Officers as set forth in the “Summary Compensation Table.”

Annual Total Compensation	Amount
Chief Executive Officer (A)	$7,753,037
Median of all employees (excluding our Chief Executive Officer) (B)	$85,692
Ratio of (A) to (B)	90
As described above, our Chief Executive Officer’s actual total compensation for 2023 benefited from achieving above-target performance metrics. His target total compensation for 2023 was $5,256,103. The ratio of his target total compensation to the median of the annual total compensation of all employees for 2023 (excluding our Chief Executive Officer), shown above, was 61:1. For this purpose, our Chief Executive Officer’s target total compensation for 2023 was calculated as the sum of Mr. Larson’s base salary, the target values of his annual cash bonus opportunity and performance unit award, the grant-date fair value of his restricted stock unit award, and all other compensation Mr. Larson earned in 2023. The compensation of the median employee identified for 2023 did not include incentive compensation. The difference between the target ratio and that reported above reflects the amounts paid to our Chief Executive Officer under our incentive programs in 2023, which paid above target.
COMPENSATION OF NONEMPLOYEE DIRECTORS
Our nonemployee directors receive annual cash retainers and awards of restricted stock as compensation for their service. The aggregate of such compensation is targeted at the median of the total direct compensation for nonemployee directors in the Compensation Peer Group, adjusted in the case of the Chair of our Board for the median of the premium paid to non-executive chairs in the Compensation Peer Group, as assessed by the Compensation Consultant and recommended by the Compensation Committee. The Board has indicated its intent to approve cash retainers comprising approximately one-third, and restricted stock awards (in terms of grant-date fair value) comprising approximately two-thirds, of the total direct compensation of our nonemployee directors.
For 2023, the Board approved annual cash retainers for our nonemployee directors, payable in quarterly installments, of $105,000 for the Chair and $70,000 for each of our other nonemployee directors. For 2023, the

Board also approved additional annual cash retainers, payable in quarterly installments, of (i) $30,000 to the chair and $10,000 to each member of the Audit Committee, (ii) $20,000 to the chair and $10,000 to each member of the Compensation Committee and (iii) $10,000 to the chair and $5,000 to each member of the Nominating, Corporate Governance and Sustainability Committee. Mr. Larson, our Chief Executive Officer, does not receive separate compensation for his service as a director. See the “Summary Compensation Table” above for information concerning the compensation paid to Mr. Larson.
During 2023, besides payment of annual retainers, our nonemployee directors were also allowed to participate in health care coverage the same as provided to employees in our basic medical plans. Nonemployee directors could elect to participate in the health care plan without payment of any monthly premium and participate in a supplemental medical plan at no cost to the director. All directors are provided a group personal excess liability insurance policy at no cost to the directors, and they are reimbursed for their travel and other expenses involved in attendance at Board and committee meetings and activities.
In 2023, our nonemployee directors were awarded shares of restricted stock under our Incentive Plan as follows: Mr. Collins: 11,870 shares; and each of our other nonemployee directors: 7,994 shares. Mr. McEvoy received a supplemental award of 4,651 shares in connection with his appointment as Chair of the Board in May 2023. In accordance with the terms of the applicable award agreements, the restricted stock awards vested in full on the first anniversary of the award date, February 24, 2024. The awards were subject to (1) possible earlier vesting on a change of control or the termination of the director’s service due to death, and (2) such other terms as were set forth in the award agreements with the respective directors. For information about stock ownership guidelines for nonemployee directors, see “Compensation Discussion and Analysis — Stock Ownership Guidelines.”
Director Compensation Table
The table below summarizes the compensation of our nonemployee directors for the year ended December 31, 2023. Director Reema Poddar is omitted, as she was elected to the Board in 2024.

Name	Fees Earned or Paid in Cash ($)(2)	Stock Awards ($)(3)	Non-Equity Incentive Plan Compensation ($)	All Other Compensation ($)(4)(5)	Total ($)
M. Kevin McEvoy	96,250	234,756	—	32,394	363,400
T. Jay Collins (1)	52,500	234,907	—	12,112	299,519
Karen H. Beachy	87,500	158,201	—	13,754	259,455
William B. Berry	80,000	158,201	—	20,882	259,083
Deanna L. Goodwin	100,000	158,201	—	32,397	290,598
Paul B. Murphy, Jr.	105,000	158,201	—	26,864	290,065
Jon Erik Reinhardsen	85,000	158,201	—	45,127	288,328
Steven A. Webster	80,000	158,201	—	16,106	254,307
(1)In connection with his retirement, Mr. Collins ceased to be a member of Oceaneering’s Board and its Chair on May 16, 2023.
(2)The amounts shown are attributable entirely to annual retainers as described above.
(3)The amounts reflect the aggregate grant date fair value of awards by us in 2023 related to restricted stock awards computed in accordance with FASB ASC Topic 718. For a discussion of valuation assumptions, see Note 12 to our consolidated financial statements included in our Annual Report on Form 10-K for the year ended December 31, 2023. The aggregate number of restricted shares outstanding as of December 31, 2023, was 12,645 for Mr. McEvoy and 7,994 for each of our other nonemployee directors (the award to Mr. Collins vested in full upon his retirement from the Board on May 16, 2023).
(4)The amount shown for each attributable perquisite or other personal benefit does not exceed the greater of $25,000 or 10% of the total amount of perquisites and other personal benefits received by any director.
(5)The amounts shown for 2023 are attributable to the provision of excess liability insurance and premiums for a supplemental medical insurance plan. In addition, for Ms. Goodwin and Messrs. Collins, McEvoy, Murphy and Reinhardsen, perquisites and other personal benefits include premiums for a basic medical insurance plan provided by us.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS
Our Board adopted a written policy with respect to related-person transactions to document procedures pursuant to which such transactions are reviewed and approved or ratified. The policy applies to any transaction in which: (1) Oceaneering or any of its subsidiaries is a participant; (2) any related person has a direct or indirect material interest; and (3) the amount involved exceeds $120,000, but excludes generally any transaction that does not require disclosure under Item 404(a) of Regulation S-K promulgated by the SEC and specifically certain categories of routine transactions, such as standard director compensation arrangements approved by the Board or a committee thereof, transactions in which all shareholders receive proportional benefits, and transactions available to our employees generally. Under the policy, related persons include our directors, nominees to become a director, executive officers, beneficial owners of 5% or more of our voting securities, immediate family members of any of the foregoing persons, and any entity in which any of the foregoing persons is employed as an executive officer or is a partner or principal or in a similar position or in which such person has a 5% or greater beneficial ownership. Our policy includes a process to monitor and submit related-person transactions to the Nominating, Corporate Governance and Sustainability Committee, which will consider all of the relevant facts and circumstances available and evaluate whether to approve or ratify the transaction.
Except as set forth in this Proxy Statement, no director or executive officer of Oceaneering or nominee for election as a director of Oceaneering, or holder of more than 5% of the outstanding shares of Common Stock, and no member of the immediate family of any such director, nominee, officer or security holder, to our knowledge, had any material interest in any transaction during the year ended December 31, 2023, or in any currently proposed transaction, to which Oceaneering or any subsidiary of Oceaneering was or is a party in which the amount involved exceeds $120,000. Stephen Lazar, Jr., who is a brother-in-law of Mr. McEvoy, serves as Director, Sustainability, for which Mr. Lazar received total compensation for 2023 of approximately $252,000, which is commensurate with that of his peers in our compensation framework.
No director or executive officer of Oceaneering who has served in such capacity since January 1, 2023, or any associate of any such director or officer, to the knowledge of the executive officers of Oceaneering, has any material interest in any matter proposed to be acted on at the 2024 Annual Meeting of Shareholders, other than as described in this Proxy Statement.

PROPOSAL 3
RATIFICATION OF APPOINTMENT OF INDEPENDENT AUDITORS
The Audit Committee of the Board has appointed Ernst & Young LLP, independent certified public accountants, as independent auditors of Oceaneering for the year ending December 31, 2024. Although we are not required to seek shareholder approval of the appointment, it has been our practice to do so. No determination has been made as to what action the Audit Committee would take if our shareholders failed to ratify the appointment. The Audit Committee retains the discretion to appoint a new independent registered public accounting firm at any time if the Audit Committee concludes such a change would be in the best interests of Oceaneering. Representatives of Ernst & Young LLP will be present at the meeting, will be given the opportunity to make a statement if they so desire and will be available to respond to appropriate questions of any shareholders.
In accordance with our Bylaws, the approval of the proposal to ratify the appointment of Ernst & Young LLP as independent auditors of Oceaneering for the year ending December 31, 2024, requires the affirmative vote of a majority of the shares of Common Stock voted on this proposal at the meeting. Accordingly, abstentions will not affect the outcome of this proposal.
Our Board unanimously recommends a vote FOR this proposal. The persons named in the accompanying proxy intend to vote such proxy in favor of the ratification of the appointment of Ernst & Young LLP as independent auditors of Oceaneering for the year ending December 31, 2024, unless a contrary choice is set forth thereon or unless an abstention is indicated thereon.
Independent Auditors’ Fees
The following table shows the fees incurred by Oceaneering for the audit and other services provided by Ernst & Young LLP for 2023 and 2022.

Fees Incurred for Audit and Other Services Provided by Ernst & Young LLP	2023	2022
Audit Fees (1)	$2,610,000	$2,330,000
Audit-Related Fees (2)	77,800	11,000
Tax Fees (3)	150,000	214,700
Total	$2,837,800	$2,555,700
(1)Audit Fees consisted of fees for professional services provided in connection with: (a) the audit of our financial statements for the years indicated and the reviews of our financial statements included in our Forms 10-Q during those years; and (b) audit services provided in connection with other statutory or regulatory filings.
(2)Audit-Related Fees consisted of fees for accounting consultations and attestation services related to statutory and regulatory compliance.
(3)Tax Fees consisted primarily of tax compliance services and advice with respect to various foreign corporate tax matters.
The Audit Committee has concluded that Ernst & Young LLP’s provision of services that were not related to the audit of our financial statements in 2023 was compatible with maintaining that firm’s independence from us.
The Audit Committee has established a policy that requires pre-approval of the audit and non-audit services performed by our independent auditors. Unless a service proposed to be provided by the independent auditors has been pre-approved by the Audit Committee under its pre-approval policies and procedures, it will require specific pre-approval of the engagement terms by the Audit Committee. Under the policy, pre-approved service categories are generally provided for up to 12 months and must be detailed as to the particular services provided and sufficiently specific and objective so that no judgments by management are required to determine whether a specific service falls within the scope of what has been pre-approved. In connection with any pre-approval of services, the Audit Committee is required to review the fees and other terms for the services provided by the independent auditors. The Audit Committee does not delegate to management any of its responsibilities to pre-approve services performed by our independent auditors.
None of the services related to the Audit-Related Fees or Tax Fees described above were approved by the Audit Committee pursuant to the waiver of pre-approval provisions set forth in applicable rules of the SEC.

The Audit Committee has delegated to the chair of the Audit Committee the authority to pre-approve audit-related and non-audit-related services not prohibited by law to be performed by Ernst & Young LLP, provided that the chair is required to report any decisions to pre-approve such audit-related or non-audit-related services and fees to the full Audit Committee at its next regular meeting.
SHAREHOLDER PROPOSALS FOR THE 2025 ANNUAL MEETING
Any shareholder who wishes to have a qualified proposal considered for inclusion in our proxy statement for our 2025 Annual Meeting of Shareholders must send notice of the proposal to our Corporate Secretary at our principal executive offices, 5875 N. Sam Houston Pkwy. W., Suite 400, Houston, Texas 77086, so that such notice is received not later than November 29, 2024. If you submit such a proposal, you must provide your name, address, the number of shares of Common Stock held of record or beneficially, the date or dates on which you acquired those shares and documentary support for any claim of beneficial ownership.
In addition, any shareholder who intends to submit a proposal for consideration at our 2025 Annual Meeting of Shareholders, regardless of whether the proposal is submitted for inclusion in our proxy statement for that meeting, or who intends to submit nominees for election as directors at that meeting, must notify our Corporate Secretary. Under our Bylaws, such notice must:
•be received at our executive offices not earlier than November 11, 2024, and not later than close of business on February 9, 2025; and
•satisfy the requirements that our Bylaws specify.
A copy of the pertinent Bylaw provisions can be obtained from our Corporate Secretary on written request.
TRANSACTION OF OTHER BUSINESS
Should any other matter requiring the vote of shareholders arise at the meeting, it is intended that proxies will be voted for or against that matter in accordance with the judgment of the person or persons voting the proxies.
Please return your proxy as soon as possible. Unless a quorum consisting of a majority of the outstanding shares entitled to vote is represented at the 2024 Annual Meeting of Shareholders, no business can be transacted. Therefore, please be sure to date and sign your proxy and return it in the enclosed postage-paid return envelope, or vote via the Internet or by telephone by following the instructions included in this package. Please act promptly to ensure that you will be represented at the meeting.

By Order of the Board of Directors,

March 29, 2024	Jennifer F. Simons Senior Vice President, Chief Legal Officer and Secretary

OCEANEERING INTERNATIONAL, INC. ATTN: CORPORATE SECRETARY 5875 N. SAM HOUSTON PKWY. W., SUITE 400 HOUSTON, TEXAS 77086
VOTE BY INTERNET

Before The Meeting - Go to www.proxyvote.com or scan the QR Barcode above
Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 p.m., Eastern Daylight Saving Time, the day before the meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form. You will need to provide the 16-digit identification number that is printed in the box below, marked by the arrow.
VOTE BY PHONE - 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions up until 11:59 p.m., Eastern Daylight Saving Time, the day before the meeting date. Have your proxy card in hand when you call and then follow the instructions. You will need to provide the 16-digit identification number that is printed in the box below, marked by the arrow.

VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS
If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:
V38165-P07213-Z87082	KEEP THIS PORTION FOR YOUR RECORDS
DETACH AND RETURN THIS PORTION ONLY
THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

OCEANEERING INTERNATIONAL, INC.

The Board of Directors recommends a vote FOR each of the nominees listed:

1.	Election of Directors				For	Withhold

	1a.	Karen H. Beachy			0	0

	1b.	Deanna L. Goodwin			0	0

	1c.	Steven A. Webster			0	0

The Board of Directors recommends a vote FOR the following proposals 2 and 3:					For	Against	Abstain

2.	Advisory vote on a resolution to approve the compensation of our named executive officers.				0	0	0

3.	Proposal to ratify the appointment of Ernst & Young LLP as our independent auditors for the year ending December 31, 2024.				0	0	0

In their discretion, the proxies referred to herein are authorized to vote upon such other business as may properly come before the meeting or any adjournment or postponement thereof, including procedural matters and matters relating to the conduct of the meeting.

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

Signature [PLEASE SIGN WITHIN BOX]			Date	Signature (Joint Owners)	Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting: The Proxy Statement and Annual Report are available at www.proxyvote.com.

V38165-P07213-Z87082

OCEANEERING INTERNATIONAL, INC. Annual Meeting of Shareholders May 10, 2024 at 8:30 AM, Central Daylight Saving Time Proxy Solicited on behalf of the Board of Directors for the 2024 Annual Meeting

Jennifer F. Simons and Alan R. Curtis, and each of them individually, are hereby appointed as agents and proxies, with full power of substitution and resubstitution, to vote all the shares of common stock of Oceaneering International, Inc. held of record by the undersigned as of the close of business on March 20, 2024, at the Annual Meeting of Shareholders to be held at our corporate offices at 5875 N. Sam Houston Pkwy. W., Houston, Texas 77086 on May 10, 2024, at 8:30 AM, Central Daylight Saving Time, and at any adjournment or postponement thereof, as indicated on the reverse side hereof.

The undersigned acknowledges receipt of Oceaneering’s Annual Report for the year ended December 31, 2023, and the Notice of the 2024 Annual Meeting of Shareholders and related Proxy Statement.

This Proxy, when properly executed, will be voted as directed herein. If no direction is made, this Proxy will be voted FOR the election of each of the director nominees named in Proposal 1 and FOR Proposals 2 and 3. The proxy holders named above also will vote in their discretion on any other matter that may properly come before the meeting.

You are encouraged to specify your choices by marking the appropriate boxes on the reverse side. The proxies cannot vote the shares unless the proxy card is signed and returned, or voting instructions have been provided by telephone or the Internet as described below before the Annual Meeting.

Voting by telephone or the Internet eliminates the need to return this proxy card. Your vote authorizes the proxies named on the above to vote the shares to the same extent as if you had marked, signed, dated and returned the proxy card. Before voting, you should read the proxy statement and this proxy card in their entirety. Please follow the steps listed on the reverse side. Your vote will be confirmed and posted promptly. Thank you for voting.

Continued and to be signed on reverse side

OCEANEERING INTERNATIONAL, INC. ATTN: CORPORATE SECRETARY 5875 N. SAM HOUSTON PKWY. W., SUITE 400 HOUSTON, TEXAS 77086
VOTE BY INTERNET - Go to www.proxyvote.com or scan the QR Barcode above
Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 p.m., Eastern Daylight Saving Time, the day before the cut-off date of May 2, 2024. Have your voting instruction form in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form. You will need to provide the 16-digit identification number that is printed in the box below, marked by the arrow.

VOTE BY PHONE - 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions up until 11:59 p.m., Eastern Daylight Saving Time, the day before the cut-off date of May 2, 2024. Have your voting instruction form in hand when you call and then follow the instructions. You will need to provide the 16-digit identification number that is printed in the box below, marked by the arrow.

VOTE BY MAIL
Mark, sign and date your voting instruction form and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:
V38165-P07213-Z87082	KEEP THIS PORTION FOR YOUR RECORDS
DETACH AND RETURN THIS PORTION ONLY
THIS VOTING INSTRUCTION FORM IS VALID ONLY WHEN SIGNED AND DATED.

OCEANEERING INTERNATIONAL, INC.

The Board of Directors recommends a vote FOR each of the nominees listed:

1.	Election of Directors				For	Withhold

	1a.	Karen H. Beachy			0	0

	1b.	Deanna L. Goodwin			0	0

	1c.	Steven A. Webster			0	0

The Board of Directors recommends a vote FOR the following proposals 2 and 3:					For	Against	Abstain

2.	Advisory vote on a resolution to approve the compensation of our named executive officers.				0	0	0

3.	Proposal to ratify the appointment of Ernst & Young LLP as our independent auditors for the year ending December 31, 2024.				0	0	0

In their discretion, the Trustee referred to herein is authorized to vote upon such other business as may properly come before the meeting or any adjournment or postponement thereof, including procedural matters and matters relating to the conduct of the meeting.

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign.

Signature [PLEASE SIGN WITHIN BOX]			Date	Signature (Joint Owners)	Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting: The Proxy Statement and Annual Report are available at www.proxyvote.com.

V38165-P07213-Z87082

OCEANEERING INTERNATIONAL, INC. Annual Meeting of Shareholders May 10, 2024 at 8:30 AM, Central Daylight Saving Time Confidential Voting Instruction Form for 2024 Annual Meeting

The undersigned participant in the Oceaneering Retirement Investment Plan (the “Plan”) hereby directs Fidelity Management Trust Company, a Massachusetts trust company serving as trustee for the Plan (the “Trustee”), to vote all shares of common stock of Oceaneering International, Inc. (“Oceaneering”) held in the undersigned’s Plan account of record by the undersigned, as of the close of business on March 20, 2024, at the Annual Meeting of Shareholders to be held at our corporate offices at 5875 N. Sam Houston Pkwy. W., Houston, Texas 77086 on May 10, 2024, at 8:30 AM, Central Daylight Saving Time, and at any adjournment or postponement thereof, as indicated on the reverse side hereof.

The undersigned acknowledges receipt of Oceaneering’s Annual Report for the year ended December 31, 2023, and the Notice of the 2024 Annual Meeting of Shareholders and related Proxy Statement.

This Voting Instruction Form, when properly executed and delivered to the Trustee, will provide the Trustee with instructions to vote the shares in your Plan account as of the record date as directed herein. If your Voting Instruction Form is not properly signed or dated or if no direction is provided, the shares in your Plan account as of the record date will be voted in the same proportion as the shares for which the Trustee timely receives valid voting instructions from participants in the Plan. You are encouraged to specify your choices by marking the appropriate boxes on the reverse side.

Providing voting instructions by telephone or the Internet eliminates the need to return this Voting Instruction Form. Before providing your voting instructions, you should read the proxy statement and Voting Instruction Form. Please follow the steps listed on the reverse side. Your voting instructions will be confirmed and posted promptly. Thank you for participating.

Continued and to be signed on reverse side